Exhibit 10.1

Execution version

SECURITIES PURCHASE AGREEMENT

by and between

COG OPERATING LLC,

as Seller,

and

PLAINS PIPELINE, L.P.,

as Purchaser,

Dated effective as of January 19, 2017

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EXHIBITS:
	Exhibit A	Gathering System Description
	Exhibit A-1	Gathering System Map
	Exhibit A-2	Gathering System Delivery Points
	Exhibit B	Form of Assignment of Subject Securities
	Exhibit C	Form of Affidavit of Non-Foreign Status
	Exhibit D	Form of Dedication Agreement Amendment
	Exhibit E	Form of Termination and Partial Release
	Exhibit F	Form of Limited Guarantee
SCHEDULES:
	Schedule 1.2	Seller Knowledge Persons
	Schedule 3.4	Conflicts of Seller
	Schedule 3.5	Litigation of Seller
	Schedule 3.8	Company Governing Documents
	Schedule 4.1	Existence and Qualification of Company
	Schedule 4.2	Conflicts of Company and the Subsidiaries
	Schedule 4.3(f)	Capitalization of Company and the Subsidiaries
	Schedule 4.4	Financial Statements
	Schedule 4.5	Undisclosed Liabilities
	Schedule 4.6	Absence of Changes
	Schedule 4.7	Litigation of Company and the Subsidiaries
	Schedule 4.9	Taxes
	Schedule 4.12	Compliance with Laws
	Schedule 4.13(a)	Material Contracts
	Schedule 4.13(b)	Certain Material Contract Matters
	Schedule 4.14	Outstanding Capital Commitments
	Schedule 4.15	Environmental Matters
	Schedule 4.17	Insurance
	Schedule 4.18(a)	Owned Real Property
	Schedule 4.18(b)	Leased Real Property
	Schedule 4.18(c)	Company Rights of Way
	Schedule 4.18(g)	Known Gaps
	Schedule 4.19	Bank Accounts
	Schedule 7.2	Operation of Business
	Schedule 7.2(b)(xi)	Capital Expenditures
	Schedule 7.15	Title Curative Matters
	Schedule 7.17	Participation Rights
	Schedule 13.11	Specified Claims

Securities PURCHASE AGREEMENT

This Securities Purchase AGREEMENT (this “Agreement”), is dated effective as of January 19, 2017 (the “Execution Date”), by and between COG Operating LLC, a Delaware limited liability company (“Seller”), and Plains Pipeline, L.P., a Texas limited partnership (“Purchaser”). Seller and Purchaser are sometimes referred to individually as a “Party” and collectively as the “Parties”.

WHEREAS, Seller desires to sell, and Purchaser desires to purchase, one hundred percent (100%) of the issued and outstanding Class A Units of Alpha Holding Company, LLC, a Delaware limited liability company (the “Company”).

WHEREAS, Purchaser desires to purchase one hundred percent (100%) of the issued and outstanding Class B Units (the “Class B Securities”) of the Company (i) from Frontier (if the Call Option Exercise does not occur) immediately after the Closing pursuant to the Class B Purchase Agreement or (ii) from Seller (if the Call Option Exercise occurs).

NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions, and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed, the Parties agree as follows:

Article 1
definitions

Section 1.1            Certain Definitions. As used herein:

“AAA” means the American Arbitration Association.

“Accounting Principles” means United States generally accepted accounting principles using the accrual method of accounting, as consistently applied.

“Accounting Referee” is defined in Section 2.5(b).

“Acquisition Proposal” is defined in Section 7.4(b).

“Adjusted Purchase Price” is defined in Section 2.2.

“Affiliate” means, with respect to any Person, a Person that directly or indirectly controls, is controlled by or is under common control with such Person, with control in such context meaning the ability to direct the management or policies of a Person through ownership of voting shares or other securities, pursuant to a written agreement, or otherwise; provided, however, (a) until the Closing, unless the context requires otherwise, the Company and its Subsidiaries shall be deemed to be Affiliates of Seller for all periods prior to Closing and (b) after the Closing, the Company and its Subsidiaries shall be deemed to be Affiliates of Purchaser.

“Agreement” is defined in the introductory paragraph hereof.

 “Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, any state antitrust or unfair competition Laws and all other national, federal, state, foreign or multinational Laws, including any antitrust, competition or trade regulation Laws, that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, attempted monopolization, restraint of trade, lessening of competition or abusing or maintaining a dominant position. Antitrust Law also includes any Law that requires one or more parties to a transaction to submit a notification to a Governmental Authority with the authority to review certain transactions to determine if such transactions violate any Antitrust Law.

“Assets” means all of the Company’s and its Subsidiaries collective right, title, and interest in and to the following:

(a)                the Gathering System;

(b)               all surface fee interests, easements, permits, licenses, servitudes, rights of way, surface leases, and other rights to use the surface, in each case to the extent appurtenant to, and used or held primarily for use in connection with, the ownership or operation of the Gathering System (the “Rights of Way”);

(c)                other than the Rights of Way, all other real property owned in fee or leased, including office leases, buildings, offices, improvements, appurtenances, field offices and yards (the “Realty Interests”); and

(d)               all other assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible and wherever situated), including the goodwill related thereto, Securities and Cash and Cash Equivalents.

“Assignment” is defined in Section 9.2(b).

“Balance Sheet” is defined in Section 4.4.

“Balance Sheet Date” is defined in Section 4.4.

“Break-Up Fee” is defined in Section 11.2(d).

“Business” means the ownership and operation by the Company and its Subsidiaries of the Gathering System and other activities conducted by the Company and its Subsidiaries that are incidental thereto, including the marketing activities of Alpha Marketing LLC, a Delaware limited liability company.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks are closed for business in Houston, Texas or New York, New York.

“Call Option Exercise” is defined in Section 7.14.

“Cash and Cash Equivalents” means (a) money, currency or a credit balance in a deposit account at a financial institution, net of checks outstanding as of the time of determination,

(b) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, (c) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, (d) commercial paper issued by any bank or any bank holding company owning any bank, and (e) certificates of deposit or bankers’ acceptances issued by any commercial bank organized under the applicable Laws of the United States of America.

“Casualty Loss” is defined in Section 7.3.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.

“Claim Notice” is defined in Section 12.5(b).

“Class A Units” is defined in the LLC Agreement.

“Class B Purchase Agreement” means that certain Purchase and Sale Agreement dated as of the Execution Date between Frontier and Purchaser.

“Class B Purchase Price” means Three Hundred Sixty Five Million, Eight Hundred Twenty One Thousand, Four Hundred Thirty Eight dollars ($365,821,438.00); provided, however, in the event that the Call Option Exercise has occurred, the Class B Purchase Price shall be deemed to be equal to zero dollars ($0.00).

“Class B Securities” is defined in the recitals.

“Closing” is defined in Section 9.1.

“Closing Date” is defined in Section 9.1.

“Closing Payment” means the amount of cash consideration payable by Purchaser to Seller at the Closing, which shall be an amount equal to (a) the estimate of the Adjusted Purchase Price determined in accordance with Section 2.5(a)  minus  (b) the Deposit.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company” is defined in the recitals.

“Company Group” means Company, each Affiliate of Company and each of such Person’s respective officers, directors, employees and agents.

“Company Indemnitees” is defined in Section 7.12(a).

“Company Rights of Way” is defined in Section 4.18(c).

“Company Securities” means the Subject Securities and the Class B Securities.

“Company-Specific Representations” means the representations and warranties set forth in Article 4.

“Confidentiality Agreement” means that certain Confidentiality Agreement dated as of October 14, 2016 by and between Seller, the applicable member of the Company Group and Purchaser, as amended from time to time.

“Consent” means any consent, approval, authorizations, or permit of, or filing with, or notification to, any Governmental Authorities or any other Person which are required to be obtained, made or complied with for or in connection with the transactions contemplated by this Agreement and the other Transaction Documents.

“Contracts” means all contracts, agreements and instruments that are binding on the Company, its Subsidiaries, the Gathering System or the Business; provided,  however, without limiting the instruments included in the Assets, the defined term “Contracts” shall not include the Rights of Way, Realty Interests or any other instruments constituting any of the Company Group’s chain of title to the Rights of Way or Realty Interests.

“Credit Facility” means that certain Credit Agreement, dated June 10, 2016, among Alpha Crude Connector, LLC, a Delaware limited liability company, as borrower, Wells Fargo Bank, N.A., a National Association, as administrative agent and collateral agent, and the lenders from time to time party thereto, as amended from time to time.

“Credit Facility Indebtedness” means the Indebtedness of the Company and its Subsidiaries incurred and outstanding pursuant to the Credit Facility.

“Cut-Off Date” means the date of the final settlement and determination of the Adjusted Purchase Price in accordance with Section 2.5(b).

“Damages” means, subject to the terms hereof, including Section 13.11, the amount of any loss, cost, costs of settlement (provided, to the extent the Indemnified Person has not complied in any material respect with the terms of Section 12.5, such losses shall be reduced to the extent attributable to such non-compliance), damage, interest, deficiencies, liabilities, fines, expense, claim, award, judgment, or penalty of any kind incurred or suffered by any Indemnified Person arising out of or resulting from the indemnified matter, whether attributable to personal injury or death, property damage, contract claims, torts or otherwise, including reasonable fees and expenses of attorneys, consultants, accountants or other agents and experts reasonably incident to matters indemnified against, and the costs of investigation or monitoring of such matters, and the costs of enforcement of the indemnity and in pursuing insurance providers or recovery of any applicable insurance.

“Dedication Agreement” means the Crude Petroleum Dedication and Transportation Agreement dated as of May 9, 2014, among Alpha Crude Connector, LLC, Seller and the Affiliates of Seller named therein, as amended.

“Dedication Agreement Amendment” means an amendment to the Dedication Agreement by and between the parties thereto, in the form attached hereto as Exhibit D.

“Deposit” is defined in Section 2.3(a).

“Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions.

“Direct Claim” is defined in Section 12.5(h).

“Disclosure Schedules” means the aggregate of all schedules that set forth exceptions, disclosures, or otherwise relate to or are referenced in any of the representations or warranties of Seller set forth in Article 3  or Article 4.

“Dispute” is defined in Section 13.3(a).

“DTPA” is defined in Section 13.12.

“Due Diligence Information” is defined in Section 5.10(b).

“Effective Time” means 12:01 a.m. Central Standard Time on January 1, 2017.

“Effective Time Working Capital” means the positive or negative amount of the remainder of (a) the Working Capital Assets minus (b) the Working Capital Liabilities.

“Environmental Laws” means all Laws addressing (i) pollution or pollution control, (ii) protection of natural resources, the environment or biological resources or (iii) the disposal or Release or threat of Release of Hazardous Substances, including the following: CERCLA; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001 et seq.; and the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j, in each case as amended in effect as of the Execution Date, and all similar Laws in effect as of the Execution Date of any Governmental Authority having jurisdiction over the property in question.

 “Environmental Liabilities” means any and all Damages, remediation obligations, liabilities, environmental response costs, costs to cure, cost to investigate or monitor, restoration costs, costs of remediation or removal, settlements, penalties and fines arising out of or related to any violations or non-compliance with any Environmental Laws, including any contribution obligation under CERCLA or any other Environmental Law or matters incurred or imposed pursuant to any claim or cause of action by a Governmental Authority or other Person, attributable to any failure to comply with Environmental Laws, any Release of Hazardous Substances or any other environmental condition with respect to the ownership or operation of Assets.

“Environmental Permits” is defined in Section 4.15(b).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder and published interpretations thereof.

“ERISA Affiliate” means any entity (whether or not incorporated) that, together with Seller, is required to be treated as a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Excluded Records” means any and all:

(a)                corporate, financial, Tax and legal data and records of Seller and its Affiliates (other than the Company and its Subsidiaries) that relate primarily to (i) Seller’s and its Affiliates (other than the Company and its Subsidiaries) business generally (even if such data or records include information regarding the Subject Securities, the Company, the Subsidiaries, the Gathering System or any other Asset), or (ii) to businesses of Seller and any Affiliate of Seller other than the exploration and production, gathering, sale or transportation of Hydrocarbons;

(b)               records to the extent disclosure or transfer is restricted, prohibited, or subjected to payment of a fee, penalty, or other consideration by any license agreement or other agreement, or by applicable Law, and for which no consent to transfer has been received or for which Purchaser has not agreed in writing to pay such fee, penalty, or other consideration, as applicable;

(c)                legal records and legal files of Seller and its Affiliates (other than the Company and its Subsidiaries), including all work product of and attorney-client communications with Seller’s or its Affiliates’ (other than the Company and its Subsidiaries) legal counsel or any other documents or instruments, in each case to the extent such are protected by an attorney-client privilege;

(d)               data, correspondence, materials, documents, descriptions and records to the extent relating to the auction, marketing, sales negotiation, or sale of any of the Company Securities, the Company, the Subsidiaries, the Gathering System or any other Assets, including the existence or identities of any prospective inquirers, bidders, or prospective purchasers of the Gathering System or any of the other Assets, any bids received from and records of negotiations with any such prospective purchasers and any analyses of such bids by any Person; or

(e)                any reserve reports, valuations and estimates of any quantities of Hydrocarbons that may be producible from the area served by, or capable of being served by, the Gathering System or any of the other Assets and any pricing assumptions, forward pricing estimates, price decks, or pricing studies related thereto, in each case whether prepared by Seller, its Affiliates, or any Third Parties.

“Execution Date” is defined in the introductory paragraph hereof.

“Fee Properties” is defined in Section 4.18(a).

“Financial Statements” is defined in Section 4.4.

“Fraud” means any actual and intentional fraud with respect to the making of the representations and warranties of a Party under this Agreement or the other Transaction Documents to the extent (a) with respect to Seller, any of the individuals identified in the definition of “Knowledge” for such Party had Knowledge or (b) with respect to Purchaser, if Purchaser had actual knowledge (as opposed to imputed or constructive knowledge) without any duty or obligation of investigation or inquiry, in each case, that the representations and warranties made by such Party hereunder or thereunder were actually breached, inaccurate or incorrect when made, with the express intention that the other Party rely thereon to such Party’s detriment.

“Frontier” means Frontier Midstream Solutions, LLC, a Delaware limited liability company.

“Fundamental Representations” means (a) with respect to Seller, the representations and warranties of Seller set forth in Section 3.1  through Section 3.4, Section 3.7, Section 4.1  through Section 4.3  and Section 4.9  (including the corresponding representations and warranties given in the Seller Certificate) and (b) with respect to Purchaser, the representations and warranties of Purchaser set forth in Section 5.1  through Section 5.5,  Section 5.9  and Section 5.10  (including the corresponding representations and warranties given in the Purchaser Certificate).

“Gathering System” means the crude oil gathering system described in Exhibit A.

“Governing Documents” means with respect to any Person that is not a natural person, the articles of incorporation or organization, memorandum of association, articles of association and by-laws, the limited partnership agreement, the partnership agreement or the limited liability company agreement or such other organizational documents of such Person which establish the legal personality of such Person. With respect to the Company, “Governing Documents” shall include the LLC Agreement.

“Governmental Authority” means any court, tribunal, agency, commission, official, or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city, tribal, quasi-governmental entity, or other political subdivision or authority exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory, or taxing authority or power.

“Hazardous Substances” means any pollutant, contaminant, dangerous or toxic substance, hazardous or extremely hazardous substance or chemical, or otherwise hazardous material or waste defined as “solid waste”, “hazardous waste”, “hazardous substance”, “extremely hazardous substance”, “hazardous material” or “toxic substance” under applicable Environmental Laws, including chemicals, pollutants, contaminants, wastes, toxic substances, which are classified as hazardous, toxic, radioactive, or otherwise are regulated by, or form the basis for Damage or liability under, any applicable Environmental Law including hazardous substances under CERCLA; provided, however, NORM shall not constitute a “Hazardous Substance”.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and regulations promulgated thereunder.

“HSR Clearance” means, with respect to the sale by Seller of the Subject Securities to Purchaser as contemplated by this Agreement, the expiration or termination of the waiting period under the HSR Act, or the granting of early termination of the waiting period under the HSR Act.

“HSR Clearance Date” means the date that HSR Clearance occurs.

“Hydrocarbons” means oil and gas and other hydrocarbons produced or processed in association therewith (whether or not such item is in liquid or gaseous form), or any combination thereof, and any minerals (whether in liquid or gaseous form) produced in association therewith, including all crude oil, gas, casinghead gas, condensate, natural gas liquids and other gaseous or liquid hydrocarbons (including ethane, propane, iso-butane, nor-butane, gasoline and scrubber liquids) of any type and chemical composition.

“Indebtedness” means, with respect to any Person, at any date, without duplication, (a) all obligations of such Person for borrowed money, including all principal, interest, premiums, fees, expenses, overdrafts and, to the extent required to be carried on a balance sheet prepared in accordance with Accounting Principles penalties with respect thereto, whether short-term or long-term, and whether secured or unsecured, or with respect to deposits or advances of any kind (other than deposits and advances of any Person relating to the purchase of products or services from the Company or its Subsidiaries in the ordinary course of business), (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or debt Securities, (c) all obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or bankers’ acceptances or similar instruments, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, whether contingently or otherwise, as obligor, guarantor or otherwise, (e) any obligations of the Company under-capitalized or synthetic leases with respect to which it is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations it assures a creditor against loss, (f) with respect to the Company, any fees, penalties, premiums or accrued and unpaid interest, with respect to the foregoing that occur on or prior to the Closing Date (in the case of prepayments or otherwise), (g) all guarantees, whether direct or indirect, by such Person of indebtedness of others or indebtedness of any other Person secured by any assets of such Person, (h) all other obligations of a Person which would be required to be shown as indebtedness on a balance sheet of such Person prepared in accordance with the Accounting Principles, and (i) any obligations that have the effect of the foregoing.

“Indemnified Person” is defined in Section 12.5(a).

“Indemnifying Party” is defined in Section 12.5(a).

“Indemnity Deductible” means an amount equal to one and one-half percent (1.5%) of the remainder of (a) Unadjusted Purchase Price, minus  (b) the Class B Purchase Price.

“Individual Threshold” means, (a) with respect to the obligations of Seller set forth in Section 12.2(a)  an amount equal to One Hundred Fifty Thousand Dollars ($150,000.00), and (b) with respect to the obligations of Seller set forth in Section 12.2(b),  an amount equal to the Seller Share of One Hundred Fifty Thousand Dollars ($150,000.00).

“Intellectual Property Rights” means material rights in any of the following to the extent subject to protection under applicable Law: (a) trademarks, service marks and trade names; (b) patents; (c) copyrights; (d) internet domain names; (e) trade secrets and other proprietary and confidential information; and (f) any registrations or applications for registration for any of the foregoing.

“Inventory” means the Hydrocarbon line fill inventory in the pipelines and storage tanks owned by the Company.

“Knowledge” means, with respect to Seller, the actual knowledge, without any duty or obligation of investigation or inquiry, of only those Persons named on Schedule 1.2; provided, however, with respect to the representations and warranties set forth in Section 4.1, Section 4.7, Section 4.8 and Section 4.13(b), "Knowledge" with respect to Seller shall also include the actual knowledge, without any duty or obligation of investigation or inquiry, of those Persons named on Schedule 1.2  to the Class B Purchase Agreement.

“Laws” means all laws, statutes, rules, regulations, ordinances, orders, decrees, requirements, judgments and codes of Governmental Authorities.

“Leased Properties” is defined in Section 4.18(b).

“Lien” means any lien (statutory or other and including any federal or state tax lien), mortgage, pledge, collateral assignment, easement, encroachment, right of way, encumbrance, judgment or other similar verdict or order, covenant, equitable interest or security interest of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement) and any option, trust, or other preferential arrangement having the practical effect of any of the foregoing.

“Limited Guarantee” means a guarantee by and between the Parties, in the form attached hereto as Exhibit F.

“LLC Agreement” means that certain Limited Liability Company Agreement of the Company, adopted as of June 9, 2016, by and between Seller and Frontier, as amended from time to time.

“Low-Flow Site” means any portion of the Gathering System located between a Receipt Point (as such term is defined in the Dedication Agreement) and the location of the first pig launcher downstream of such Receipt Point (as such term is defined in the Dedication Agreement).

“Management Agreement” means that certain Management Agreement dated as of May 9, 2014, by and among Alpha Crude Connector, LLC, Alpha Marketing, LLC, Frontier Energy Partners, LLC, and Seller (as such agreement may be amended, supplemented, restated or modified from time to time).

“Management Agreement Termination” means a termination and partial and release and waiver in the form attached hereto as Exhibit E.

“Material Adverse Effect” means any event, change, or circumstance that (a) has or could reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ownership, operation, Assets, business, prospects or condition (financial or otherwise) of the Business or the Gathering System as currently operated as of the Execution Date or (b) prevents or materially delays the performance of Seller’s obligations and covenants hereunder that are to be performed at Closing; provided, however, that “Material Adverse Effect” shall not include material adverse effects resulting from (i) general changes in Hydrocarbon prices; (ii) changes in condition or developments generally applicable to the oil and gas industry in the United States or any area or areas where the Assets are located, including any increase in operating costs or capital expenses or any reduction in drilling activity or production; (iii) general economic, financial, credit, or political conditions and general changes in markets, including changes generally in supply, demand, price levels or interest or exchange rates; (iv) orders, acts or failures to act of Governmental Authorities; (v) acts of God, including hurricanes, tornados, meteorological events and storms; (vi) general labor unrest, strikes, civil unrest or similar disorder, terrorist acts, embargo, sanctions or interruption of trade, or any outbreak, escalation or worsening of hostilities or war; (vii) any reclassification or recalculation of reserves in the ordinary course of business; (viii) changes in Laws or the Accounting Principles or the interpretation thereof; (ix) any effect resulting from any action taken by Purchaser or any Affiliate of Purchaser, other than those expressly permitted in accordance with the terms of this Agreement; (x) action taken by Seller or any Affiliate of Seller with Purchaser’s written consent or that are otherwise expressly permitted or not expressly prescribed hereunder; (xi) any Casualty Loss; (xii) effects or changes that are cured or no longer exist by the earlier of the Closing and the termination of this Agreement pursuant to Article 11; (xiii) any change in the financial condition or results of operation of Purchaser or its Affiliates; (xiv) entering into this Agreement or the announcement of the transactions contemplated hereby or the performance of the covenants set forth in Article 7; or (xv) any matters, facts, or disclosures set forth in the Disclosure Schedules; provided  further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (viii) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Business or Gathering System compared to other participants in the oil and gas gathering industry, generally.

“Material Contract” means, to the extent binding on the Gathering System or Purchaser’s ownership thereof after Closing, any Contract that is (a) one or more of the following types and (b) with respect to the Contracts set forth in clauses (ii), (v), (vi) and (vii), that can reasonably be expected to result in gross revenue or gross expenditures per fiscal year in excess of One Million Dollars ($1,000,000.00):

(i)                 Contracts with any Affiliate, officer or director of Seller, or with any officer or director of the Company or any Subsidiary, that will not be terminated on or prior to Closing;

(ii)               to the extent currently pending, Contracts of Seller for the acquisition or disposition of any business (whether by merger, sale of stock or units, sale of Assets, or otherwise) or granting to any Person a right of first refusal, first offer or right to purchase any of the Assets material to the conduct of the Business or any direct or indirect ownership interest therein;

(iii)             each Contract that constitutes a pipeline interconnect or facility operating agreement;

(iv)             any joint development agreement, participation agreement, partnership agreement, joint venture agreement or similar agreement;

(v)               each Contract or series of related Contracts involving a remaining commitment to pay capital expenditures;

(vi)             each Contract for lease of personal property or real property;

(vii)           each Hydrocarbon purchase and sale, gathering, transportation, treating, dehydration or similar Contract and any Contract for the provision of services relating to the purchase or sale, gathering, pumping, collection treating or transportation of crude oil or other Hydrocarbons that is not cancellable without penalty on one hundred twenty (120) days or less prior written notice;

(viii)         each Contract that provides for a limit on the ability of the Company or any of its Subsidiaries to compete in any line of business or in any geographic area during any period of time;

(ix)             each Contract evidencing Indebtedness, whether secured or unsecured, including all loan agreements, line of credit agreements, indentures, mortgages, promissory notes, agreements concerning long and short-term debt, together with all security agreements or other Lien documents related to or binding on the Assets after the Closing;

(x)               each Contract that requires the Company or its Subsidiaries to purchase its total requirements of any product or service from a Third Party or that contain “take or pay” or similar provisions;

(xi)             other than any ordinary course permits, licenses or other authorizations from any Governmental Authority (including Environmental Permits), each Contract with any Governmental Authority to which the Company or its Subsidiaries is a party;

(xii)           each Contract for any Derivative Transaction; and

(xiii)         each Contract containing an acreage dedication or other similar provision.

“Non-Fundamental Representations” means (a) with respect to Seller, all representations and warranties of Seller set forth herein and in the other Transaction Documents (including the corresponding representations and warranties given in the Seller Certificate), excepting and excluding any and all Fundamental Representations of Seller and (b) with respect to Purchaser, all representations and warranties of Purchaser set forth herein and in the other Transaction Documents (including the corresponding representations and warranties given in the Purchaser Certificate), excepting and excluding any and all Fundamental Representations of Purchaser.

“NORM” means naturally occurring radioactive material, radon gas and asbestos.

“Notice” is defined in Section 13.1.

“Participation Rights” means the terms and conditions set forth on Schedule 7.17.

“Party” or “Parties” is defined in the introductory paragraph hereof.

“Permitted Encumbrances” means any or all of the following:

(a)                any Liens, deeds of trust, mortgages and similar instruments securing any Indebtedness of the Company or any of its Subsidiaries, subject to such Liens being released in accordance with Section 9.2(f);

(b)               the terms of any Contract described on Schedule 4.13(a), Rights of Way or Realty Interest;

(c)                all (i) rights of first refusal, preferential purchase rights and similar rights with respect to the Assets, (ii) Consents, or (iii) other consent requirements and similar restrictions that, in each case, are not applicable to the sale of the Subject Securities contemplated by this Agreement or the sale of the Class B Securities pursuant to the Class B Purchase Agreement;

(d)               Liens created under Rights of Way, Realty Interests or Contracts, Liens for Taxes, materialman’s Liens, warehouseman’s Liens, workman’s Liens, carrier’s Liens, mechanic’s Liens, vendor’s Liens, repairman’s Liens, employee’s Liens, contractor’s Liens, operator’s Liens, construction Liens and other similar Liens arising in the ordinary course of business, in all cases only to the extent such Liens secure amounts or obligations not yet delinquent (including any amounts being withheld as provided by Law) or, if delinquent, are being contested in good faith by appropriate actions and for which adequate reserves are taken into account in the determination of Effective Time Working Capital in accordance with Accounting Principles;

(e)                rights of reassignment arising upon the expiration or final intention to abandon or release any of the Assets excepting circumstances where those rights have already been triggered;

(f)                any easement, right of way, covenant, servitude, permit, surface lease, condition, restriction and other rights included in or burdening the Assets for the purpose of surface or subsurface operations, roads, alleys, highways, railways, pipelines, transmission lines, transportation lines, distribution lines, power lines, telephone lines, removal of timber, grazing, logging operations, canals, ditches, reservoirs and other like purposes, or for the joint or common use of real estate, rights of way, facilities and equipment, in each case, to the extent recorded in the applicable Governmental Authority recording office as of the Execution Date and that does not, individually or in the aggregate, materially impair the use of such property for the purposes for which it is owned and operated as of the Execution Date or the operation of the Business or materially detract from the value of the Assets subject thereto or affected thereby (as operated as of the Execution Date);

(g)               all applicable Laws and rights reserved to or vested in any Governmental Authority (i) to control or regulate any of the Assets in any manner, (ii) to assess Tax with respect to the Assets, the ownership, use or operation thereof, or revenue, income, or capital gains with respect thereto, (iii) by the terms of any right, power, franchise, grant, license, or permit, or by any provision of Law, to terminate such right, power, franchise grant, license, or permit or to purchase, condemn, expropriate, or recapture or to designate a purchaser of any of the Assets, (iv) to use such property in a manner which does not, individually or in the aggregate, (A) materially impair (I) the use of such property for the purposes for which it is owned and operated as of the Execution Date, or (II) the operation of the Business, or, (B) materially detract from the value of the Assets subject thereto or affected thereby (as operated as of the Execution Date), or (v) to enforce any obligations or duties affecting the Assets to any Governmental Authority with respect to any franchise, grant, license, or permit, to the extent the current use of the Assets is in compliance with such franchises, grants, licenses or permits;

(h)               rights of any common owner of any interest in Rights of Way currently held by Company or any Subsidiary and such common owner as tenants in common or through common ownership, so long as such rights do not, individually or in the aggregate, (i) materially impair (A) the use of such property for the purposes for which it is owned and operated as of the Execution Date, or, (B) the operation of the Business, or, (ii) materially detract from the value of the Assets subject thereto or affected thereby (as operated as of the Execution Date);

(i)                 any (i) failure of the records of any Governmental Authority to reflect Company or any Subsidiary as the owner of any Asset, to the extent not required by Law to be so reflected, provided  that the instruments evidencing the conveyance of such title to Company or any Subsidiary from its immediate predecessor in title are recorded in the real property, conveyance, or other Records of the applicable county or (ii) delay or failure of any Governmental Authority to approve the assignment of any Right of Way to Company unless such approval has been expressly denied or rejected in writing by such Governmental Authority;

(j)                 any other Liens, defects, burdens or irregularities which are based solely on references to any document if a copy of such document is not in Company’s or any Subsidiary’s files or of record;

(k)               any Liens, defects, irregularities, or other matters (i) set forth or described in the Disclosure Schedules, excluding Schedule 7.15, (ii) that are expressly waived in writing, cured or otherwise discharged in full at or prior to Closing;

(l)                 the express terms and conditions of the LLC Agreement and other Governing Documents of the Company or its Subsidiaries, this Agreement or any other Transaction Document;

(m)             Liens created under deeds of trust, mortgages and similar instruments by the grantor (or its predecessor in interest) under a Right of Way or Realty Interest covering such grantor’s (or predecessor in interest’s) surface interests in the land covered thereby to the extent such grantor is not in default under such instruments and such mortgages, deeds, of trust or similar instruments (i) do not contain express language that prohibits the lessors from entering into a Right of Way or Realty Interest or otherwise invalidates a Right of Way or Realty Interest and (ii) no mortgagee or lienholder of any such deeds of trust, mortgage and similar instrument has, prior to the Closing Date, initiated foreclosure or similar proceedings against the applicable grantor (or its predecessor in interest) under any such Right of Way or Realty Interest;

(n)               any Lien, obligation, burden, or defect arising out of lack of survey or lack of metes and bounds descriptions, unless a survey, or metes and bounds legal description, is required by applicable Law;

(o)               any Lien, obligation, burden, or defect in the chain of the title consisting of the failure to recite marital status in a document or omissions of succession or heirship proceedings, unless affirmative evidence shows that such failure or omission results in another party’s actual and superior claim of title to the Assets;

(p)               any Lien, obligation, burden, or defect arising out of lack of corporate or entity authorization, unless affirmative evidence shows that such corporate or entity action was not authorized and results in another party’s actual and superior claim of title to the Assets;

(q)               any Lien, obligation, burden, or defect that is cured, released, or waived by any Law of limitation or prescription, including adverse possession;

(r)                 any Lien, obligation, burden, or defect arising from any change in applicable Law after the Execution Date;

(s)                any Lien, obligation, burden, defect, or loss of title resulting from Company’s or any Subsidiary’s conduct of business in compliance with this Agreement; or

(t)                 any Liens, defects, irregularities, or other matters which do not, individually or in the aggregate, materially detract from the operation or value of the Assets subject thereto or affected thereby (as operated as of the Execution Date).

“Person” means any individual, corporation, partnership, limited liability company, trust, estate, Governmental Authority, or any other entity.

“Phase I” is defined in Section 7.1(a).

“Phase II” is defined in Section 7.1(a).

“Pre-Effective Time Period” means any Tax period ending before the Effective Time.

“Preliminary Settlement Statement” is defined in Section 2.5(a).

“Purchaser” is defined in the introductory paragraph hereof.

“Purchaser Certificate” is defined in Section 9.3(d).

            “Purchaser Group” is defined in Section 12.2.

“Purchaser Parent” means Plains All American Pipeline, L.P.

“Purchaser’s Representatives” is defined in Section 7.1(a).

“Realty Interests” is defined in subsection (c) of the definition of “Assets”.

“Records” means all books, records, files, data, information, drawings and maps to the extent (and only to the extent) related to the Subject Securities, the Company, the Subsidiaries, the Gathering System or any other Assets, including electronic copies of all computer records where available, contract files, Rights of Way files, title information (including abstracts, evidences of rental payments, maps, surveys and data sheets), engineering files, incident reports and environmental records (including any environmental audits or assessments conducted with respect to the Assets or the Business), but excluding, however, in each case, the Excluded Records.

“Release” means any discharge, emission, spilling, leaking, pumping, pouring, placing, depositing, injecting, dumping, burying, leaching, migrating, discarding, emptying, escaping, seeping, abandoning, or disposing into or through the environment of any Hazardous Substance, including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Substance.

“Released Claims” means any and all Damages incurred by Company Group after Closing at any Low-Flow Site that are attributable to, arising out of or related to internal corrosion of the portions of the Gathering System corresponding to such Low-Flow Site (including Damages for repair and remediation of such Low-Flow Site and the Right of Way or Realty Interest pertaining to such Low-Flow Site); provided, however, that this definition of “Released Claims” shall only apply to the first thirty (30) Low-Flow Sites for which Damages are incurred by Company Group after Closing.

“Right” means any option, warrant, convertible or exchangeable security or other right, however denominated, to subscribe for, purchase or otherwise acquire any Security of any class, with or without payment of additional consideration in cash or property, either immediately or upon the occurrence of a specified date or a specified event or the satisfaction or happening of any other condition or contingency.

“Rights of Way” is defined in subsection (b) of the definition of “Assets”.

“Securities” means any equity interests or other security of any class, any option, warrant, convertible or exchangeable security (including any membership interest, equity unit, partnership interest, trust interest) or other right, however denominated, to subscribe for, purchase or otherwise acquire any equity interest or other security of any class, with or without payment of additional consideration in cash or property, either immediately or upon the occurrence of a specified date or a specified event or the satisfaction or happening of any other condition or contingency; provided,  however, “Securities” expressly exclude any real property interests or interests in any Hydrocarbon leases, fee minerals, reversionary interests, non-participating royalty interests, executive rights, non-executive rights, royalties and any other similar interests in minerals, overriding royalties, reversionary interests, net profit interests, production payments and other royalty burdens and other interests payable out of production of Hydrocarbons.

“Seller” is defined in the introductory paragraph hereof.

“Seller-Specific Representations” means the representations and warranties set forth in Article 3.

“Seller Certificate” is defined in Section 9.2(d).

“Seller Group” is defined in Section 12.1.

“Seller Share” means an amount, (a) expressed as a percentage, equal to the quotient of (i) the difference between (A) the Unadjusted Purchase Price, minus  (B) the Class B Purchase Price, divided by (ii) the Unadjusted Purchase Price, or (b) in the event the Call Option Exercise occurs, one hundred percent (100%).

“Seller Taxes” means any and all (a) Taxes imposed on the Company or any Subsidiary of the Company (i) for any Pre-Effective Time Period and for the portion of any Straddle Period ending before the Effective Time (determined in accordance with Section 10.3), or (ii) that were incurred from transactions occurring outside the ordinary course of business on or after the Effective Time but prior to the Closing, and (b) Taxes for which the Company or any Subsidiary of the Company becomes liable by reason of (i) being a member of an affiliated, combined, consolidated, unitary, or aggregate group (other than any such group of which only the Company and one or more of its Subsidiaries are members) at any time prior to the Closing, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar provision under any state, local or foreign Tax Law, (ii) being a successor-in-interest or transferee of any other Person as a result of an event or transaction occurring prior to Closing, (iii) the operation of any Law or otherwise, which Taxes relate to an event or transaction, other than an event or transaction undertaken by Purchaser or an Affiliate thereof (other than the Company or any of its Subsidiaries), occurring prior to the Effective Time or occurring outside the ordinary course of business on or after the Effective Time but prior to the Closing, or (iv) having an express or implied obligation to indemnify any other Person under any Tax allocation Contract, Tax sharing Contract, Tax indemnity Contract, or other similar Contract relating primarily to Taxes that was executed or in effect at any time prior to Closing; provided that no such Tax will constitute a Seller Tax to the extent such Tax was included as a Working Capital Liability in the final determination of Effective Time Working Capital.

“Specified Claims” is defined on Schedule 13.11.

“Straddle Period” means any Tax period beginning before and ending after the Effective Time.

“Subject Securities” means all of the issued and outstanding Class A Units, or, in the event of a Call Option Exercise, the Company Securities.

“Subsidiary” means with respect to the Company, any Affiliate of the Company that is controlled by the Company.

“Tax Proceeding” is defined in Section 10.4.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof.

“Taxes” means any taxes, assessments and other governmental charges in the nature of a tax imposed by any Governmental Authority, including income, profits, net proceeds, alternative or add on minimum, ad valorem, real property, personal property (tangible and intangible), value added, sales, use, unclaimed property or escheat liability, excise, duty, franchise, capital stock, transfer, registration license, withholding, social security (or similar), unemployment, disability, payroll, employment, social contributions, fuel, excess profits, premium windfall profit, severance, production, estimated or other taxes, assessments and charges, including any interest, penalty or addition thereto, whether disputed or not.

“Termination Date” is defined in Section 11.1.

“Third Party” means any Person other than Seller, Purchaser or any of their respective Affiliates.

“Third Party Claim” is defined in Section 12.5(c).

“Title Curative Deadline” means the date one hundred and twenty (120) days after the Closing Date.

“Transaction Costs” means (i) all investment banking fees, costs and expenses and legal fees, costs and expenses incurred by Seller and, prior to Closing, Company or the Subsidiaries primarily in connection with the preparation for, negotiating or consummation of the transactions contemplated by this Agreement and the other Transaction Documents, including the fees, costs and expenses of the VDR, Piper Jaffray Companies, Simmons & Company International and Vinson & Elkins LLP and (ii) any fees, costs or expenses incurred by the Company or its Subsidiaries after the Execution Date and on or before the Closing Date with respect to the title curative actions or restoration work contemplated by Section 7.15.

“Transaction Documents” means (a) this Agreement, (b) the Assignment, (c) the Confidentiality Agreement, (d) the Dedication Agreement Amendment, (e) the Limited Guarantee, (f) the Management Agreement Termination and (g) each other agreement, document, certificate, or other instrument that is contemplated to be executed by or between the Parties (or their Affiliates) pursuant to or in connection with any of the foregoing.

“Transfer Taxes” is defined in Section 10.1.

“Unadjusted Purchase Price” is defined in Section 2.2.

“VDR” means that certain virtual data room maintained by Seller at the Intralinks website (https://www.intralinks.com/).

“Working Capital Assets” shall mean the current assets of Company and its Subsidiaries as of the Effective Time (including all Cash and Cash Equivalents), each determined in accordance with Accounting Principles but excluding all Tax assets; provided, however, in no event shall any accounts receivable relating to item #3 (System Gain/Loss) on Schedule 4.5 be included as a current asset of the Company or its Subsidiaries.

“Working Capital Liabilities” shall mean the current liabilities of Company and its Subsidiaries as of the Effective Time, each determined in accordance with Accounting Principles but excluding any (a) abandonment or asset retirement obligations, (b) all deferred Tax liabilities and, for the avoidance of doubt, any U.S. federal income Tax liabilities and liabilities for state income Taxes imposed on a “flow-through” basis, or (c) Credit Facility Indebtedness.

Section 1.2            Interpretation. In this Agreement, unless a clear contrary intention appears: (a) the singular form includes the plural form and vice versa; (b) reference to any Person includes such Person’s successors and assigns but only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually; (c) reference to any gender includes each other gender; (d) reference to any agreement (including this Agreement), document, or instrument means, unless specifically provided otherwise, such agreement, document, or instrument as amended or modified and in effect from time to time in accordance with the terms thereof; (e) reference to any Law or other legislation means, unless specifically provided otherwise, such Law as amended, modified, codified, replaced, or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder and reference to any section or other provision of any Law means, unless specifically provided otherwise, that provision of such Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement, or reenactment of such section or other provision; (f) reference in this Agreement to any Article, Section, Appendix, Schedule, or Exhibit means such Article or Section hereof or Appendix, Schedule or Exhibit hereto; (g) ”hereunder”, “hereof”, “hereto”, and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section, or other provision thereof; (h) ”including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term; (i) ”or” is not exclusive; (j) relative to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; (k) the Schedules and Exhibits attached to this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein; provided that in the event a word or phrase defined in this Agreement is expressly given a different meaning in any Schedule or Exhibit, such different definition shall apply only to such Schedule or Exhibit defining such word or phrase independently, and the meaning given such word or phrase in this Agreement shall control for purposes of this Agreement, and such alternative meaning shall have no bearing or effect on the interpretation of this Agreement; (l) all references to “Dollars” means United States Dollars; (m) references to “days” shall mean calendar days, unless the term “Business Days” is used; (n) except as otherwise provided herein, all actions which any Person may take and all determinations which any Person may make pursuant to this Agreement may be taken and made at the sole and absolute discretion of such Person; and (o) accounting terms used and not expressly defined herein have the respective meanings given to them under the Accounting Principles.

Article 2
PURCHASE and sale

Section 2.1            Purchase and Sale. On the terms and conditions contained in this Agreement at the Closing, Seller agrees to sell to Purchaser, and Purchaser agrees to purchase, accept and pay for, the Subject Securities.

Section 2.2            Purchase Price. The purchase price for the Subject Securities shall be One Billion, Two Hundred Fifteen Million Dollars ($1,215,000,000) (the “Unadjusted Purchase Price”), adjusted as provided in Section 2.4  (as adjusted, the “Adjusted Purchase Price”).

Section 2.3            Deposit.

(a)                No later than one (1) Business Day after the Execution Date, Purchaser shall deposit with Seller an amount equal to Forty Million Dollars ($40,000,000.00) (the “Deposit”) via wire transfer of immediately available funds to the account or accounts (including wire transfer instructions therefor) designated by Seller.

(b)               In the event that Closing occurs, then on the Closing Date the entirety of the Deposit shall be applied and credited toward the payment of the Adjusted Purchase Price.

(c)                If for any reason this Agreement is terminated in accordance with Section 11.1, then the Deposit shall be retained or disbursed, as provided in Section 11.2.

Section 2.4            Adjustments to Unadjusted Purchase Price. The Unadjusted Purchase Price shall be adjusted, without duplication, as follows, but only with respect to matters for which notice is given on or before the Cut-Off Date:

(a)                increased, to the extent the Effective Time Working Capital is a positive amount, by an amount equal to the Effective Time Working Capital;

(b)               decreased, to the extent the Effective Time Working Capital is a negative amount, by an amount equal to the absolute value of the Effective Time Working Capital;

(c)                decreased by the amount of the Class B Purchase Price;

(d)               increased, by an amount equal to the aggregate amount, if any, of all (i) capital contributions made after the Effective Time to the Company or any Subsidiaries by any Members (as defined in the LLC Agreement) and (ii) any Credit Facility Indebtedness incurred by the Company after the Effective Time in accordance with Section 7.2(b)(xi)  (but excluding any fees, penalties, premiums or accrued and unpaid interest, with respect to the foregoing that accrue on or are incurred with respect to any Credit Facility Indebtedness incurred prior to the Effective Time);

(e)                decreased, by an amount equal to the aggregate amount, if any, of all dividends or distributions made after the Effective Time by the Company to any Members (as defined in the LLC Agreement);

(f)                decreased by Transaction Costs paid by the Company or for which the Company is ultimately responsible;

(g)               increased, by an amount equal to the aggregate amount, if any, of all payments or reimbursements paid by any Person to any members of the Company Group with respect to any accounts receivable relating to item #3 (System Gain/Loss) on Schedule 4.5;

(h)               decreased by an amount equal to the actual costs and expenses incurred by the Company and its Subsidiaries to reach final physical completion of AFE #AC16097 listed on Schedule 4.14; and

(i)                 decreased by an amount equal to One Million Fifty Thousand Dollars ($1,050,000), which amount shall correspond to and be deemed to be full and final settlement for the Released Claims.

Section 2.5            Closing Payment and Post-Closing Adjustments.

(a)                Not later than three (3) Business Days prior to the Closing Date, Seller shall prepare and deliver to Purchaser a draft preliminary settlement statement (the “Preliminary Settlement Statement”) setting forth (i) Seller’s good faith estimate of the Adjusted Purchase Price as of the Closing Date after giving effect to all adjustments set forth in Section 2.4  along with reasonable supporting information and documentation, (ii) the Persons, accounts, and amounts of disbursements that Seller designates and nominates to receive the Closing Payment, and (iii) the wiring instructions for all such payments and disbursements. Seller shall supply to Purchaser reasonable documentation in the possession of Seller or any of its Affiliates to support the items for which adjustments are proposed or made in the Preliminary Settlement Statement delivered by Seller and a brief explanation of any such adjustments and the reasons therefor. Within two (2) Business Days after receipt of Seller’s draft Preliminary Settlement Statement, Purchaser will deliver to Seller a written report containing all changes that Purchaser proposes to be made to the Preliminary Settlement Statement, if any, together with a brief explanation of any such changes. The Preliminary Settlement Statement, as agreed upon by the Parties, will be used to adjust the Unadjusted Purchase Price at Closing; provided  that if the Parties cannot agree on all adjustments set forth in the Preliminary Settlement Statement prior to the Closing, then any adjustments as set forth in the Preliminary Settlement Statement as presented by Seller will be used to adjust the Unadjusted Purchase Price at Closing. In connection with the preparation, review or adjustment of the Adjusted Purchase Price provided in this Section 2.5, the Parties shall provide to each other all information reasonably requested by the other Party.

(b)               As soon as reasonably practicable after the Closing, but not later than the one hundred and twentieth (120th) day following the Closing Date, Purchaser shall prepare and deliver to Seller a draft final settlement statement setting forth the final calculation of the Adjusted Purchase Price and showing the calculation of each adjustment under Section 2.4, based on the most recent actual figures for each adjustment along with reasonable supporting information and documentation. Purchaser shall, at Seller’s request, make reasonable documentation available to support the final figures. As soon as reasonably practicable, but not later than the fifteenth (15th) day following receipt of Purchaser’s statement hereunder, Seller shall deliver to Purchaser a written report containing any changes that Purchaser proposes be made in such statement. Any changes not so specified in such written report shall be deemed waived and Purchaser’s determinations with respect to all such elements of the final settlement statement that are not addressed specifically in such report shall prevail. If Seller fails to timely deliver a written report to Purchaser containing changes Seller proposes to be made to the final settlement statement, the final settlement statement as delivered by Purchaser will be deemed to be correct and mutually agreed upon by the Parties, and will be final and binding on the Parties and not subject to further audit or arbitration. Purchaser may deliver a written report to Seller during the same fifteen (15) day period reflecting any changes that Purchaser proposes to be made in such statement as a result of additional information received after the statement was prepared. The Parties shall undertake to agree on the final statement of the Adjusted Purchase Price no later than thirty (30) days following Seller’s receipt of Purchaser’s statement delivered hereunder. In the event that the Parties cannot reach agreement as to the final statement of the Adjusted Purchase Price within such period of time, either Party may refer the items of adjustment which are in dispute or the interpretation or effect of this Section 2.5  to a nationally-recognized independent accounting firm or consulting firm mutually acceptable to both Purchaser and Seller (the “Accounting Referee”) for review and final determination by arbitration. The Accounting Referee shall conduct the arbitration proceedings in Midland, Texas in accordance with the Commercial Arbitration Rules of the AAA, to the extent such rules do not conflict with the terms of this Section 2.5(b). The Accounting Referee’s determination shall be made within fifteen (15) days after submission of the matters in dispute and, without limiting Purchaser’s right to indemnity under Section 12.2(b)(iii)  for Seller Taxes, shall be final and binding on all Parties, without right of appeal. In determining the amount of any adjustment to the Adjusted Purchase Price, the Accounting Referee shall be bound by the terms of Section 2.4  and may not increase the Adjusted Purchase Price more than the increase proposed by Seller nor decrease the Adjusted Purchase Price more than the decrease proposed by Seller, as applicable. The Accounting Referee shall act as an expert for the limited purpose of determining the specific disputed aspects of Adjusted Purchase Price adjustments submitted by any Party and may not award damages, interest (except to the extent expressly provided for in this Section 2.5), or penalties to any Party with respect to any matter. Seller and Purchaser shall each bear its own legal fees and other costs of presenting its case. Seller and Purchaser shall each bear one-half of the fees, costs and expenses of the Accounting Referee. Within five (5) Business Days after the earlier of (i) the expiration of Seller’s fifteen (15) day review period without delivery of any written report or (ii) the date on which the Parties or the Accounting Referee finally determine the Adjusted Purchase Price, (A) Purchaser shall pay to Seller the amount by which the Adjusted Purchase Price exceeds the sum of the Closing Payment plus  the Deposit or (B) Seller shall pay to Purchaser the amount by which the sum of the Closing Payment plus  the Deposit exceeds the Adjusted Purchase Price, as applicable.

(c)                Seller shall assist Purchaser in preparation of the final statement of the Adjusted Purchase Price under Section 2.5(b)  by furnishing invoices, receipts, reasonable access to personnel and such other assistance as may be requested by Purchaser to facilitate such process post-Closing.

(d)               All payments made or to be made under this Agreement to Seller shall be made by electronic transfer of immediately available funds to such bank and account as may be specified by Seller in writing. All payments made or to be made hereunder to Purchaser shall be by electronic transfer of immediately available funds to such bank and account as may be specified by Purchaser in writing.

(e)                All adjustments and payments made pursuant to this Article 2  shall be without duplication of any other amounts paid, credited, debited, or received under this Agreement.

Section 2.6            Allocation of Purchase Price.

(a)                If the Call Option Exercise does not occur, then within thirty (30) days after the Cut-Off Date, Seller and Purchaser shall use commercially reasonable efforts to agree and to agree with Frontier upon an allocation of the fair market value of the Company (derived based upon the Adjusted Purchase Price) among the assets of the Company and its Subsidiaries for U.S. federal income tax purposes. If Seller, Purchaser and Frontier are able to agree on such allocation, Seller and Purchaser shall, and shall cause their Affiliates to, report consistently with such allocation, as adjusted, in all Tax Returns, including, but not limited to any statements required under Treasury Regulations Section 1.751‑1(a)(3) and any allocation required under Section 755 of the Code, and neither Seller nor Purchaser shall take any position in any Tax Return that is inconsistent with such allocation, as adjusted, in each case, unless required to do so by a final determination as defined in Section 1313 of the Code; provided, however, nothing in this Agreement shall prevent either Party from settling any proposed deficiency or adjustment from a Governmental Authority arising from such allocation and neither Party shall be required to litigate any proposed deficiency or adjustment from a Governmental Authority arising from such allocation. Seller and Purchaser agree to promptly advise each other regarding the existence of any Tax audit, controversy or litigation related to such allocation, as adjusted.

(b)               If the Call Option Exercise occurs, then within thirty (30) days after the Cut-Off Date, Seller and Purchaser shall use commercially reasonable efforts to agree upon an allocation of the Adjusted Purchase Price (and any other items properly treated as consideration for U.S. federal income tax purposes) among the assets of the Company and its Subsidiaries in accordance with Section 1060 of the Code and the Treasury Regulations thereunder. If Seller and Purchaser are able to agree on such allocation, Seller and Purchaser shall, and shall cause their Affiliates to, report consistently with such allocation, as adjusted, in all Tax Returns, including Internal Revenue Service Form 8594 (Asset Acquisition Statement under Section 1060), and neither Seller nor Purchaser shall take any position in any Tax Return that is inconsistent with such allocation, as adjusted, in each case, unless required to do so by a final determination as defined in Section 1313 of the Code; provided, however, nothing in this Agreement shall prevent either Party from settling any proposed deficiency or adjustment from a Governmental Authority arising from such allocation and neither Party shall be required to litigate any proposed deficiency or adjustment from a Governmental Authority arising from such allocation. Seller and Purchaser agree to promptly advise each other regarding the existence of any Tax audit, controversy or litigation related to such allocation, as adjusted.

Article 3
representations and warranties regarding seller

Subject to the provisions of this Article 3  and the other terms and conditions of this Agreement and the exceptions and matters set forth in the Disclosure Schedules, Seller represents and warrants to Purchaser as follows:

Section 3.1            Organization, Existence and Qualification. Seller is (a) a Delaware limited liability company, duly formed, validly existing and in good standing under the Laws of the state of Delaware and (b) except where the failure to do so does not result in a Material

Adverse Effect, is duly qualified to carry on its business in the states where it is required to do so.

Section 3.2            Power. Seller has the limited liability company power to enter into and perform this Agreement and the other Transaction Documents and to consummate the transactions contemplated by this Agreement and the other Transaction Documents.

Section 3.3            Authorization and Enforceability. The execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary limited liability company action on the part of Seller. This Agreement has been duly executed and delivered by Seller (and all Transaction Documents required to be executed and delivered by Seller at Closing shall be duly executed and delivered by Seller) and this Agreement constitutes, and at the Closing such Transaction Documents shall constitute, the valid and binding obligations of Seller, enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

Section 3.4            No Conflicts. Except as set forth on Schedule 3.4, and subject to obtaining any consents or termination of waiting periods under the HSR Act, the execution, delivery and performance of this Agreement and the other Transaction Documents by Seller and the consummation of the transactions contemplated by this Agreement, do not (a) violate any provision of the Governing Documents of Seller or any agreement or instrument to which Seller is a party or by which Seller is bound, (b) result in the creation of any Lien on the Subject Securities, (c) result in a material default (with due notice or lapse of time or both) or give rise to any right of termination, cancellation, or acceleration under any material note, bond, mortgage, indenture, other financing instruments, or any material Contract to which Seller is a party or by which it is bound (which shall not be satisfied, assigned or terminated on or prior to the Closing as a result of the transactions contemplated hereunder), (d) violate, in any material respect, any judgment, order, permit, ruling, or decree of any Governmental Authority applicable to Seller as a party in interest, (e) violate, in any material respect, any Laws applicable to Seller, (f) provide any Person other than Purchaser with the right to exercise any right of first refusal to purchase or other right to purchase the Subject Securities, nor (g) require that any Consents be obtained, made, or complied with.

Section 3.5            Litigation. Except as set forth on Schedule 3.5  or any action, suit, or proceeding filed by any Governmental Authority after the Execution Date related to or arising out of the HSR Act, there are no material actions, suits, or proceedings (including condemnation, expropriation, or forfeiture proceedings) (a) pending before any Governmental Authority or arbitrator against Seller seeking to prevent the consummation of the transactions contemplated hereby, (b) relating to this Agreement, the consummation of the transactions contemplated hereunder or the Subject Securities or (c) to Seller’s Knowledge, threatened with reasonable specificity by any Third Party or Governmental Authority against Seller seeking to prevent the consummation of the transactions contemplated hereby.

Section 3.6            Bankruptcy. There are no bankruptcy, reorganization, or receivership proceedings pending against, being contemplated by, or, to the Knowledge of Seller, threatened against, Seller.

Section 3.7            Ownership of Subject Securities.

(a)                Seller is the sole record and beneficial owner of all of the Subject Securities, free and clear of all Liens (other than restrictions on transfer pursuant to applicable securities Laws or the applicable Governing Documents of the Company).

(b)               At the Closing, the delivery by Seller to Purchaser of the Assignment will vest Purchaser with good and marketable title to all of the Subject Securities free and clear of all Liens (other than restrictions on transfer pursuant to applicable securities Laws or the applicable Governing Documents of Company and Liens and other matters arising by, through or under Purchaser or its Affiliates).

(c)                Except as provided in the Governing Documents of the Company, the Credit Facility and any Liens securing the Credit Facility Indebtedness, (i) Seller has not entered into and is not bound by any commitment with respect to the Company Securities and is not a party to (A) any Contract (other than this Agreement) that could require Seller to dispose of or create a Lien on any of the Company Securities, or any part or interest therein or (B) any voting trust, proxy, or other agreement or understanding with respect to voting any of the Company Securities, (ii) Seller does not own, directly or indirectly, any Securities, rights exercisable or convertible therefor, or commitments to acquire Securities in or to the Company other than the Company Securities, and (iii) Seller is not a party to any Contract that restricts the right to dispose or create a Lien on any Company Securities or any part thereof or interest therein.

Section 3.8            Company Governing Documents. Except as set forth on Schedule 3.8, (a) the Governing Documents of Company, assuming due execution and delivery by the other counterparties (if any) thereto, constitutes the legal, valid and binding obligation of Seller and, to Seller’s Knowledge as of the Execution Date, the other counterparties thereto (if any), in each case in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and to general principles of equity (regardless of whether enforceability is considered in a proceeding at Law or in equity), and (b) Seller is not in default of or breach under, and has not received any written notice of Seller’s default or breach of, any Governing Document of the Company, the resolution of which is currently outstanding.

Section 3.9            Assets. As of January 1, 2017 Seller has, and Seller’s assets as included in the audited balance sheet of Concho Resources, Inc., a Delaware corporation, prepared in accordance with the Accounting Principles as at December 31, 2016 reflects (or will reflect once prepared), a level of assets equal to or in excess of Five Billion Dollars ($5,000,000,000.00).

Article 4
REPRESENTATIONS AND WARRANTIES regarding the company and the subsidiaries

Subject to the provisions of this Article 4  and the other terms and conditions of this Agreement and the exceptions and matters set forth on the Disclosure Schedules, Seller represents and warrants to Purchaser as follows:

Section 4.1            Existence, Qualification and Power. The Company and each Subsidiary are each (a) a limited liability company, duly organized, validly existing and in good standing under the Laws of the state of its formation (as set forth in Schedule 4.1), (b) duly qualified to carry on the Business in the states where the Assets of each such Person are located and those other states where it is required to be so qualified, and (c) has the requisite limited liability company power and authority necessary to own, lease, or operate its properties and Assets and carry on the Business as presently conducted. Neither the Company nor its Subsidiaries is in breach of any provisions of its Governing Documents and there are no pending or, to the Seller’s Knowledge, threatened in writing proceedings for the dissolution, liquidation, or insolvency, of the Company or its Subsidiaries. The Company and its Subsidiaries have never conducted any business other than the Business.

Section 4.2            No Conflicts; Consents. Except as set forth on Schedule 4.2  and subject to termination of waiting periods under the HSR Act, the execution, delivery and performance of this Agreement and the other Transaction Documents by Seller, and the consummation of the transactions contemplated by this Agreement, do not (a) violate any provision of the Governing Documents of the Company, the Subsidiaries or any agreement or instrument to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound (other than the Credit Facility), (b) result in the creation of any Lien on the Company Securities or any Securities of the Subsidiaries, (c) result in any material default (with due notice or lapse of time or both) or give rise to any right of termination, cancellation, or acceleration under any material note, bond, mortgage, indenture, other financing instrument or Material Contract to which Company or any Subsidiary is a party or by which it is bound (which shall not be satisfied, assigned or terminated on or prior to the Closing as a result of the transactions contemplated hereunder), (d) violate, in any material respect, any judgment, order, ruling, or decree of any Governmental Authority applicable to Company or any Subsidiary as a party in interest, (e) violate, in any material respect, any Laws applicable to Company or any Subsidiary, nor (f) require that any Consents be obtained, made, or complied with.

Section 4.3            Capitalization of Company and the Subsidiaries.

(a)                The Company Securities and all Securities of the Subsidiaries have been duly authorized, are validly issued and outstanding, fully paid, and non-assessable (except as such non-assessability may be affected by Section 18‑607 of the Delaware Limited Liability Company Act) and were not issued in violation of any Right or any provision of state or federal securities Law.

(b)               Except as expressly set forth in the Governing Documents of the Company and the Subsidiaries, as applicable, (i) there are no outstanding preemptive or other outstanding

Rights with respect to the Securities of the Company or the Subsidiaries, (ii) there are no appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, subscription agreements, rights of first offer, rights of first refusal, tag along rights, drag along rights, subscription rights, or commitments or other rights or contracts of any kind or character relating to or entitling any Person to purchase or otherwise acquire any Securities of the Company or the Subsidiaries or requiring the Company or any Subsidiary to issue, transfer, convey, assign, redeem or otherwise acquire or sell any Securities, (iii) there are no equity holder agreements, voting agreements, proxies, or other similar agreements or understandings with respect to the Company Securities or any of the Securities of the Subsidiaries and (iv) no Securities of Company or any Subsidiary are reserved for issuance.

(c)                As of the Closing, the Company Securities will constitute all of the issued and outstanding Securities in Company.

(d)               No Securities of Company or any Subsidiary have been offered, issued, sold, or transferred in violation of any applicable Law or preemptive or similar rights. Neither Company nor any Subsidiary is under any obligation, contingent or otherwise, by reason of any contract or agreement to register the offer and sale or resale of any of its Securities under the Securities Act of 1933, as amended or otherwise modified. The Company or one of its Subsidiaries owns of record and beneficially all of the outstanding shares of capital stock or other Securities of each of the Subsidiaries, free and clear of all Liens (other than restrictions on transfer pursuant to applicable securities Laws or the applicable Governing Documents of each such Subsidiary).

(e)                Except for the Subsidiaries, Company does not own, and has not owned, directly or indirectly, any Securities of or in, any Person (other than Company or the Subsidiaries) and does not and has not owned any subsidiaries.

(f)                Schedule 4.3(f)  sets forth (i) the name and state of formation of each Subsidiary of the Company, (ii) the amount and classification of each such Subsidiary’s authorized and outstanding Securities, (iii) the record owner of each such Subsidiary’s Securities, (iv) the names of the officers, directors, or managers of the Company and each Subsidiary, and (v) the jurisdictions in which the Company and each Subsidiary is qualified or holds licenses to do business as a foreign entity.

(g)               Prior to Execution Date, Seller has provided Purchaser access, via the VDR or otherwise, to complete and accurate copies of each Governing Document of Company and each Subsidiary, including all amendments thereto, as each are in full force and effect.

Section 4.4            Financial Statements. Company has delivered to Purchaser complete and accurate copies of (a) the audited balance sheet of Company as at December 31, 2015 and the related unaudited statements of income and of cash flow of Company for the year then ended and (b) the unaudited balance sheet of Company as at October 31, 2016 and the related statements of income and cash flows of Company for the ten (10) month period then ended (such statements are referred to herein as the “Financial Statements”). Except as set forth on Schedule 4.4, each of the Financial Statements has been prepared in accordance with the Accounting Principles consistently applied by Company and without modification of the Accounting Principles used in the preparation thereof throughout the periods presented, presents fairly in all material respects the financial position, results of operations and cash flows of Company and the Subsidiaries as at the dates and for the periods indicated therein and are consistent with the Records of the Company and its Subsidiaries, except that the unaudited Financial Statements do not contain footnote disclosures and other presentation items and the Financial Statements for the ten (10) month period ended October 31, 2016 are subject to normal year-end adjustments. For the purposes hereof, the unaudited balance sheet of Company as at October 31, 2016 is referred to as the “Balance Sheet” and October 31, 2016 is referred to as the “Balance Sheet Date.”

Section 4.5            No Undisclosed Liabilities. Except with respect to Environmental Laws and Environmental Liabilities, which are solely addressed in Section 4.15  and Section 6.2, and Tax matters, which are addressed in Section 4.9, Section 4.11  and Article 10, neither the Company nor any of its Subsidiaries have any commitments, liabilities, obligations or Indebtedness, that are required by the Accounting Principles to be included on an unaudited balance sheet of the Company (and, if applicable, its Subsidiaries), in each case, other than those items that are reflected in, reserved against or otherwise described on Schedule 4.5. Except as (a) set forth on Schedule 4.5, the Balance Sheet or the notes thereto, (b) are not, individually or in the aggregate, material to Company and its Subsidiaries, (c) are incurred in the ordinary course of business since the Balance Sheet Date, (d) are included in Effective Time Working Capital or constitute Transaction Costs for which the Unadjusted Purchase Price has been adjusted pursuant to Section 2.4(f)  or (e) are not required under the Accounting Principles to be disclosed, reflected, reserved against or otherwise provided for in the Financial Statements or disclosed in the notes thereto, the Company and its Subsidiaries have no commitments, liabilities, obligations or Indebtedness of any kind (whether accrued or fixed, absolute or contingent, accrued or unaccrued, matured or unmatured, determined or determinable or otherwise).

Section 4.6            Absence of Changes. Since the Balance Sheet Date, the Company and its Subsidiaries have in all material respects (1) conducted the Business in the ordinary course consistent with past practices and (2) used commercially reasonable efforts to preserve intact their respective material relationships with Third Parties and to keep available the services of their respective present officers and key employees, and except as set forth in Schedule 4.6, neither the Company nor any of its Subsidiaries has (a) amended its Governing Documents (other than any amendments thereto delivered to Purchaser prior to the Execution Date); (b) sold, transferred or disposed of any of its Assets, including any right under any lease or Contract or any proprietary right or other intangible Asset, or terminated or relinquished any rights under any Contract (or series of related Contracts) related to its Assets or the Business, in each case having a value in excess of One Million Dollars ($1,000,000.00); (c) waived, released, canceled, settled or compromised any debt, Claim or right having a value in excess of One Million Dollars ($1,000,000.00); (d) except as may be required to meet the requirements of applicable Law or Accounting Principles, changed any accounting method or practice in a manner that is inconsistent with past practice in a way that would materially and adversely affect the Business, the Company or any of its Subsidiaries; (e) failed to maintain its limited liability company, partnership or corporate existence, as applicable, or consolidated with any other Person or acquired all or substantially all of the Assets of any other Person; (f) issued or sold any Securities in itself; (g) liquidated, dissolved, recapitalized, reorganized or otherwise wound up the Business; (h) purchased any Securities of any Person, except for short-term investments made in the ordinary course of business; (i) experienced on or prior to the Execution Date any material Casualty Loss in excess of One Million Dollars ($1,000,000.00) (whether or not covered by insurance) to any Assets; or (j) agreed or committed to do any of the foregoing.

Section 4.7            Litigation. Except as set forth on Schedule 4.7  or any action, suit, or proceeding filed by any Governmental Authority after the Execution Date related to or arising out of the HSR Act, and except with respect to Environmental Laws and Environmental Liabilities, which are solely addressed in Section 4.15  and Section 6.2, except for Tax matters, which are addressed in Section 4.9, Section 4.11  and Article 10, there are no material actions, suits, or proceedings (including condemnation, expropriation, or forfeiture proceedings) (a) pending before any Governmental Authority or arbitrator against the Company or any Subsidiary (i) relating to the Business, any Company Securities, Securities of any Subsidiary, any Asset or the Company’s or any Subsidiaries’ ownership or operation thereof or (ii) seeking to prevent the consummation of the transactions contemplated hereby or (b) to Seller’s Knowledge, threatened in writing with reasonable specificity by any Third Party or Governmental Authority against the Company or any Subsidiary (i) relating to the Business, any Company Securities, Securities of any Subsidiary, any Asset or the Company’s or any Subsidiaries’ ownership or operation thereof or (ii) seeking to prevent the consummation of the transactions contemplated hereby.

Section 4.8            Bankruptcy. There are no bankruptcy, reorganization, or receivership proceedings pending against, being contemplated by, or, to the Knowledge of Seller, threatened in writing against, Company or any Subsidiary.

Section 4.9            Taxes. Except as set forth on Schedule 4.9:

(a)                (i) All Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been duly and timely filed, and each such Tax Return is true, correct and complete in all material respects, (ii) all Taxes owed by the Company or any of its Subsidiaries that are or have become due have been timely paid in full, (iii) all Tax withholding and deposit requirements imposed on or with respect to the Company or any of its Subsidiaries have been satisfied in all material respects and the Company and each of its Subsidiaries has properly received and maintained any and all certificates, forms, and other documents required by Law for any exemption from withholding and remitting any Taxes, and (iv) there are no Liens (other than statutory Liens for Taxes that are not yet due and payable) on any of the assets of the Company or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax;

(b)               Since the date of the balance sheet included in the Financial Statements, neither the Company nor any of its Subsidiaries has (i) made or revoked any material election in respect of Taxes, (ii) changed any accounting method in respect of Taxes, (iii) prepared any Tax Returns in a manner which is not consistent with the past practice of the Company or applicable Subsidiary with respect to the treatment of items on such Tax Returns, (iv) filed any amendment to a Tax Return that will or is reasonably expected to increase the Tax liability of the Company or any Subsidiary after the Closing, (v) incurred any liability for Taxes other than in the ordinary course of business, (vi) settled any claim or assessment in respect of Taxes, (vii) ) consented to the extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes with any Governmental Authority, or (viii) surrendered any right to claim a refund of Taxes;

(c)                True, complete and correct copies of the following have been delivered to Purchaser: (i) all income and franchise Tax Returns and other material Tax Returns of the Company or any of its Subsidiaries for Tax periods ending on or after December 31, 2012, and (ii) all audit or examination reports, notices of proposed adjustments, statements of deficiencies, or similar correspondence received by or with respect to the Company or any of its Subsidiaries;

(d)               There is not in force any extension of time with respect to the due date for the filing of any material Tax Return of the Company or any of its Subsidiaries or any waiver or agreement for any extension of time for the assessment or payment of any material Tax by the Company or any of its Subsidiaries;

(e)                (i) There is no claim against the Company or any of its Subsidiaries for any Taxes, and no assessment, deficiency, or adjustment has been asserted, proposed, or threatened in writing with respect to any Taxes or Tax Returns of or with respect to the Company or any of its Subsidiaries that has not been resolved, (ii) no Tax audits or administrative or judicial proceedings are being conducted, pending or threatened in writing with respect to the Company or any of its Subsidiaries, and (iii) no claim has ever been made by an authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation in that jurisdiction;

(f)                None of the Company or any of its Subsidiaries is a party to or bound by any Tax allocation, sharing or indemnity agreements or arrangements (excluding, for the avoidance of doubt, any commercial agreements or contracts entered into in the ordinary course of business and that are not primarily related to Taxes), and none of the Company or any of its Subsidiaries has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any corresponding provisions of state, local or foreign Tax Law) as a transferee, successor, or otherwise;

(g)               Unless the Call Option Exercise occurs, (i) the Company is, and has at all times since its formation been and through the Closing will be, classified as a partnership for U.S. federal income tax purposes, and (ii) each of the Company’s Subsidiaries is, and has at all times since its formation been and through the Closing will be, classified as an entity disregarded as separate from the Company for U.S. federal income tax purposes;

(h)               If the Call Option Exercise occurs, (i) the Company will have been, at all times since its formation and until Seller’s purchase of all of the Class B Securities from Frontier, classified as a partnership for U.S. federal income tax purposes, (ii) the Company will have been, at all times since Seller’s purchase of all of the Class B Securities from Frontier and until the Closing, classified as an entity disregarded as separate from Concho Resources Inc. for U.S. federal income tax purposes, (iii) each of the Company’s Subsidiaries will have been, at all times since its formation and until Seller’s purchase of all of the Class B Securities from Frontier, classified as an entity disregarded as separate from the Company for U.S. federal income tax purposes, and (iv) each of the Company’s Subsidiaries will have been, at all times since Seller’s purchase of all of the Class B Securities from Frontier and until the Closing, classified as an entity disregarded as separate from Concho Resources Inc. for U.S. federal income tax purposes; and

(i)                 None of the assets of the Company or its Subsidiaries is subject to any Tax partnership agreement or provisions requiring a partnership income Tax Return (other than any partnership income Tax Return of the Company) to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code.

Notwithstanding any other provision in this Agreement, the representations and warranties in this Section 4.9  and Section 4.11  are the only representations and warranties in this Agreement with respect to the Tax matters of the Company and its Subsidiaries.

Section 4.10        Employees. Neither the Company nor any of its Subsidiaries have, nor have the Company or any of its Subsidiaries ever had, any employees.

Section 4.11        Employee Benefits. Neither the Company nor any of its Subsidiaries sponsors, maintains, contributes to, or has any liability with respect to, or has ever sponsored, maintained or contributed to, an “employee benefit plan” within the meaning of Section 3(3) of ERISA or any other benefit plan or program for employees or other service providers. Within the six (6) years preceding the Closing Date, neither Seller nor any of its ERISA Affiliates have sponsored, maintained, contributed to, or been required to contribute to a plan subject to Title IV of ERISA or Section 412 of the Code.

Section 4.12        Compliance with Laws. Except as set forth on Schedule 4.12  and except with respect to (i) Environmental Laws and Environmental Liabilities, which are solely addressed in Section 4.15  and Section 6.2, and (ii) Laws with respect to Taxes, which are solely addressed in Section 4.9  and Section 4.11:

(a)                The ownership of the Subject Securities, the conduct of the Business and the operation of the Gathering System on or prior to the Execution Date are not and have not been in violation of any applicable Laws, in any material respect; and

(a)                All material permits, approvals and licenses required from Governmental Authorities pursuant to applicable Laws with respect to the ownership or operation of the Assets have been properly obtained and are in full force and effect and the Business and the Assets are in material compliance with all such material permits, approvals and licenses.

Section 4.13        Contracts.

(a)                Schedule 4.13(a)  sets forth a complete and accurate list of all Material Contracts.

(b)               Except as set forth on Schedule 4.13(b), (i) each Material Contract is in full force and effect according to its terms, except to the extent the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, arrangement or other similar Laws relating to affecting the rights of creditors generally, or by general equitable principles that restrict the enforceability of any such Material Contract or the availability of equitable or legal remedies thereunder, and (ii) neither the

Company, any Subsidiary of the Company, nor, to Seller’s Knowledge, any other party thereto is in material default or material breach (or with the giving of notice or the lapse of time will be in such material default or breach) of any Material Contract, the resolution of which is currently outstanding.

Section 4.14        Outstanding Capital Commitments. Except as set forth on Schedule 4.14, there are no outstanding authorizations for expenditure or similar requests or invoices for funding or participation for capital contributions under any Contract that are binding on Company, any Subsidiary or the Gathering System and that Seller reasonably anticipates will individually (and together with related authorizations or requests) require expenditures by Company or any Subsidiary attributable to periods on or after the Effective Time in excess of One Million Dollars ($1,000,000.00).

Section 4.15        Environmental Matters. Except as set forth in Schedule 4.15:

(a)                The Company and its Subsidiaries are in compliance with applicable Environmental Laws in all material respects;

(b)               All material permits, approvals and licenses required from Governmental Authorities pursuant to Environmental Laws with respect to the ownership or operation of the Assets (the “Environmental Permits”) have been properly obtained and are in full force and effect and the Business and the Assets are in material compliance with all such Environmental Permits;

(c)                Neither the Company nor any of its Subsidiaries (i) has received from any Governmental Authority any written notice of material violation of, alleged material violation of, material non-compliance with, or material liability or potential or alleged material liability pursuant to, any Environmental Law involving the operations of the Gathering System other than notices with respect to matters that have been resolved to the satisfaction of any relevant Governmental Authority and for which neither the Company nor any of its Subsidiaries has any further material obligations outstanding or (ii) is subject to any outstanding governmental order, “consent order” or other agreement with a Governmental Authority pursuant to Environmental Laws; and

(d)               There has been no Release of Hazardous Substances on or from any Asset in violation of any applicable Environmental Laws or that requires any material remedial action or material corrective action pursuant to applicable Environmental Laws. The Company has made available for inspection by Purchaser copies of all material environmental assessments and other material environmental studies relating to or involving the Assets that are in the possession of the Company or its Subsidiaries and that have been prepared in the three (3) years preceding the Execution Date.

Notwithstanding anything herein to the contrary, this Section 4.15  contains Seller’s sole and exclusive representations and warranties with respect to environmental matters, Environmental Laws, Environmental Liabilities, Releases and Hazardous Substances.

Section 4.16        Intellectual Property.

(a)                No material registrations or applications for registration are included in any Intellectual Property Rights held by the Company or its Subsidiaries. The Company and its Subsidiaries own, license or otherwise have a valid right to use, free and clear of all Liens (other than Permitted Encumbrances), all material Intellectual Property Rights necessary to conduct the Business as conducted as of the Execution Date.

(b)               The conduct of the Business as currently conducted has not infringed or misappropriated any Intellectual Property Right of any Third Party in any material respect.

(c)                The consummation of the transactions contemplated hereby will not result in the loss or impairment of any material right of the Company or any of its Subsidiaries to own, use, practice or exploit any Intellectual Property Rights held by or licensed to the Company or any of its Subsidiaries (excluding licenses for commercially available, “off-the-shelf” software).

Section 4.17        Insurance. Set forth on Schedule 4.17  is a complete and accurate list of all risk property, general liability, third party offsite pollution liability, automobile liability, workers’ compensation and employers’ liability, umbrella/excess liability and directors’ and officers’ liability insurance held by the Company or its Subsidiaries. All of such policies are in full force and effect and there is no material claim pending under any such policies as to which coverage has been denied by the insurer other than customary indications as to reservation of rights by insurers listed on Schedule 4.17  and neither the Company nor any of its Subsidiaries has received written notice of cancellation of any such insurance policies.

Section 4.18        Real Property; Personal Property.

(a)                Set forth on Schedule 4.18(a)  is a complete and accurate list of all real property owned in fee title by the Company or its Subsidiaries (the “Fee Properties”).

(b)               Set forth on Schedule 4.18(b)  is a complete and accurate list of all real property leased by the Company or any of its Subsidiaries (the “Leased Properties”).

(c)                Set forth on Schedule 4.18(c)  is a complete and accurate list of all Rights of Way used or held for use by the Company and its Subsidiaries (the “Company Rights of Way”).

(d)               Except as set forth on Schedule 4.18(g)  and for Permitted Encumbrances, the Company or its Subsidiaries has good and marketable beneficial title (in accordance with the terms of the applicable Contract associated therewith) or record title to, or where applicable a valid leasehold interest in, the Fee Properties, Leased Properties and Company Rights of Way.

(e)                Except for the matters set forth on Schedule 4.18(g), the Fee Properties, Leased Properties and Company Rights of Way constitute all of the real property rights necessary to operate the Gathering System (including the construction, use, operation and maintenance thereof) in the manner such Gathering System is currently being constructed, to the extent not fully constructed as of the Execution Date, and operated (including the construction to the extent not fully constructed as of the Execution Date, use, operation and maintenance thereof) as of the Execution Date.

(f)                Neither the Company nor any Subsidiary, as applicable, is or with the giving of notice or passage of time would be, in default in any material respect of any Contracts and agreements that vest title in the Company Group as to the Leased Properties and the Company Rights of Way. As of the Closing Date, one or more of Seller, members of the Company Group, or Frontier has made available to Purchaser copies that are in all material respects true, correct and complete of all material deeds, leases, easements, licenses and other documents and instruments that vest title in the Company (or applicable Subsidiary) to the Fee Properties, Leased Properties and Company Rights of Way (but excluding any other instruments constituting any of the Company Group’s chain of title to the Fee Properties, Leased Properties and Company Rights of Way).

(g)               Except as set forth on Schedule 4.18(g), the Leased Properties and Company Rights of Way underlying the Gathering System, taken together, establish a continuous right-of-way along the route of the Gathering System that is free from any gaps that would reasonably be expected to have a material adverse effect on Purchaser’s ability to own and operate the Gathering System. In addition, the Gathering System is located within the boundaries of property rights of the Company and its Subsidiaries under the Fee Properties, Leased Properties and Company Rights of Way.

(h)               Subject to Permitted Encumbrances, the Company and each of its Subsidiaries has good and marketable record title or beneficial title (in accordance with the terms of the applicable Contract associated therewith) to, or a valid leasehold interest or sub-leasehold interest in, its respective tangible personal properties and assets (other than the Fee Properties, Leased Properties and Company Rights of Way) that are included in the Assets that are used, or held for use, in the conduct of the Business.

Notwithstanding anything in this Section 4.18 to the contrary, after the Title Curative Deadline, the title curative actions set forth on Schedule 7.15 shall be disregarded from Schedule 4.18 for all purposes of Article 12.

Section 4.19        Bank Accounts. Schedule 4.19  sets forth a true and complete list of all deposit, demand, savings, passbook, security or similar accounts maintained by Frontier (with respect to the Business), the Company or any of the Subsidiaries with any bank or financial institution, the names and addresses of the banks or financial institutions maintaining each such account and the authorized signatories on each such account.

Section 4.20        Books and Records. The minute books of the Company and the Subsidiaries contain materially accurate and complete records of all meetings held and action taken by the members of the Company and the Subsidiaries. The Company and the Subsidiaries maintain all books of account and other business records (including the Records) required by applicable Law or necessary to conduct the Business of the Company and the Subsidiaries in accordance with the past practices of such Person, consistently applied.

Article 5
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller as of the Execution Date and the Closing Date the following:

Section 5.1            Existence and Qualification. Purchaser (a) is a limited partnership duly formed, validly existing and in good standing under the Laws of the state of Texas, (b) is duly qualified to carry on its business in states where it is required to be so qualified, and (c) has the requisite limited partnership power and authority necessary to own, lease, or operate its properties and assets and carry on its business as presently conducted.

Section 5.2            Power. Purchaser has the limited partnership power to enter into and perform its obligations under this Agreement, the other Transaction Documents, and all other such documents required to be executed and delivered by Purchaser at Closing and to consummate the transactions contemplated by this Agreement and the other Transaction Documents.

Section 5.3            Authorization and Enforceability. The execution, delivery and performance of this Agreement and the other Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary limited partnership action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser (and all documents required to be executed and delivered by Purchaser at Closing shall be duly executed and delivered by Purchaser) and this Agreement constitutes, and at the Closing such documents shall constitute, the valid and binding obligations of Purchaser, enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

Section 5.4            No Conflicts; Consents. Except as required under the HSR Act, the execution, delivery and performance of this Agreement and the other Transaction Documents by Purchaser, and the consummation of the transactions contemplated by this Agreement shall not (a) violate any provision of the Governing Documents of Purchaser or any agreement or instrument to which Purchaser or any of its Affiliates is a party or by which it is bound, (b) result in a material default (with due notice or lapse of time or both) or give rise to any right of termination, cancellation, or acceleration under any material note, bond, mortgage, indenture, or other financing instrument to which Purchaser or any of its Affiliate is a party or by which it is bound, (c) violate any judgment, order, ruling, or regulation applicable to Purchaser as a party in interest, (d) violate any Law applicable to Purchaser, nor (e) require that any Consent be obtained, made, or complied with.

Section 5.5            Defense Production Act. Purchaser is not a foreign person and the transactions contemplated by this Agreement are not a covered transaction as those terms are defined in Section 721 of the Defense Production Act of 1950, as amended, 50 U.S.C. App. 2170, and the regulations promulgated thereunder, 31 C.F.R. Part 800.

Section 5.6            Litigation. There are no actions, suits, or proceedings (including condemnation, expropriation, or forfeiture proceedings) (a) pending before any Governmental Authority or arbitrator against Purchaser or its Affiliates seeking to prevent the consummation of the transactions contemplated hereby (other than any such threat in writing with respect to any action, suit, or proceeding filed after the Execution Date related to or arising out of the HSR Act relating to or arising out of the execution or delivery of this Agreement or the consummation of the transactions contemplated hereunder) or (b) to Purchaser’s knowledge, expressly threatened in writing with reasonable specificity by any Third Party or Governmental Authority against Purchaser or its Affiliates seeking to prevent the consummation of the transactions contemplated hereby (other than any such threat in writing with respect to any action, suit or proceeding filed after the Execution Date related to or arising out of the HSR Act relating to or arising out of the execution or delivery of this Agreement or the consummation of the transactions contemplated hereunder).

Section 5.7            Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending against, being contemplated by or, to the knowledge of Purchaser, threatened against Purchaser or any Affiliate thereof (whether by Purchaser or any Third Party).

Section 5.8            Financing. Purchaser has sufficient cash (in United States Dollars) to enable Purchaser to (a) fund the Deposit on the Execution Date, (b) pay the Closing Payment on the Closing Date to or on behalf of Seller and (c) pay and perform all other obligations of Purchaser hereunder and the other agreements delivered hereunder by Purchaser. As of January 1, 2017 Purchaser has, and Purchaser’s assets as included in the audited consolidated balance sheet of Purchaser Parent prepared in accordance with the Accounting Principles as at December 31, 2016 reflects (or will reflect once prepared), a level of assets equal to or in excess of Five Billion Dollars ($5,000,000,000.00).

Section 5.9            Investment Intent. Purchaser is acquiring the Subject Securities for its own account and not with a view to their sale or distribution in violation of the Securities Act of 1933, as amended, the rules and regulations thereunder, any applicable state blue sky Laws, or any other applicable securities Laws. Purchaser has made, independently and without reliance on Seller (except to the extent that Purchaser has relied on the representation and warranties in this Agreement), its own analysis of the Subject Securities, the Company and its Subsidiaries and the Assets for the purpose of acquiring the Subject Securities, and Purchaser has had reasonable and sufficient access to documents, other information and materials as it considers appropriate to make its evaluations. Purchaser acknowledges that the Subject Securities are not registered pursuant to the Securities Act of 1933 and that none of the Subject Securities may be transferred, except pursuant to an effective registration statement or an applicable exemption from registration under the Securities Act of 1933. Purchaser is an “accredited investor” as defined under Rule 501 promulgated under the Securities Act of 1933.

Section 5.10        Independent Evaluation.

(a)                Purchaser is a sophisticated, experienced and knowledgeable investor in the oil and gas transportation, gathering and processing business. In entering into this Agreement, other than with respect to the representations, warranties and covenants made hereunder, Purchaser has relied solely upon Purchaser’s own expertise in legal, Tax, reservoir engineering, and other professional counsel concerning this transaction, the Company Securities, the Company, the Subsidiaries, the Gathering System and the other Assets, and the value thereof. Purchaser acknowledges and affirms that (i) it has completed such independent investigation, verification, analysis, and evaluation of the Company Securities, the Company, the Subsidiaries, the Gathering System and the other Assets and has made all such reviews and inspections of the Company Securities, the Company, the Subsidiaries, the Gathering System and the other Assets as it has deemed necessary or appropriate to enter into this Agreement, (ii) Purchaser shall be deemed to have knowledge of all facts, materials, and documents described, contained or set forth in the VDR on or prior to the Execution Date and the Disclosure Schedules, and (iii) at Closing, Purchaser shall have completed, or caused to be completed, its independent investigation, verification, analysis, and evaluation of the Company Securities, the Company, the Subsidiaries, the Gathering System and the other Assets and made all such reviews and inspections of the Company Securities, the Company, the Subsidiaries, the Gathering System and the other Assets as Purchaser has deemed necessary or appropriate to consummate the transaction.

(b)               Except for the representations and warranties expressly made by Seller in this Agreement or the representations and warranties contained in the Class B Purchase Agreement, Purchaser acknowledges that no member of the Seller Group or any other Person has made, and Purchaser has not relied upon, any representations or warranties, express or implied, as to (i) Seller, the Company Securities, the Company, the Subsidiaries, the Gathering System and the other Assets, or any other matters, including the financial condition, physical condition, environmental condition, liabilities, operations, business, prospects of, or title to the Company Securities, the Company, the Subsidiaries, the Gathering System and the other Assets or (ii) the accuracy or completeness of any of the information provided or made available to Purchaser, its Affiliates or Purchaser’s Representatives, including the Due Diligence Information. Purchaser further acknowledges that (A) any information, document or material provided or made available, or statements made, to Purchaser, its Affiliates or Purchaser’s Representatives during site or office visits, in the VDR, any “data rooms,” management presentations or supplemental due diligence information provided to Purchaser, its Affiliates or Purchaser’s Representatives in connection with discussions with management or in any other form in expectation of the transactions contemplated by this Agreement (collectively, the “Due Diligence Information”) includes certain projections, estimates and other forecasts and certain business plan information, (B) there are uncertainties inherent in attempting to make such projections, estimates and other forecasts and plans, and (C) Purchaser is aware of such uncertainties, and, except to the extent warranted under this Agreement, Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections, estimates and other forecasts and plans so furnished to it and any use of or reliance by Purchaser on such projections, estimates and other forecasts and plans shall be at its sole risk.

(c)                Purchaser specifically disclaims any obligation or duty by Seller or any member of the Seller Group to make any disclosures of fact not required to be disclosed pursuant to the express representations and warranties set forth herein, in the Class B Purchase Agreement and in the Assignment.

(d)               Purchaser understands and acknowledges that neither the United States Securities and Exchange Commission nor any federal, state, or foreign agency has passed upon the Company Securities, the Company, the Subsidiaries, the Gathering System and the other Assets or made any finding or determination as to the fairness of an investment in the Company Securities, the Company, the Subsidiaries, the Gathering System and the other Assets or the accuracy or adequacy of the disclosures made to Purchaser.

Section 5.11        Class B Purchase Agreement Representations. The representations and warranties of Purchaser set forth in the Class B Purchase Agreement are true and correct in all material respects as of the Execution Date and as of the Closing Date (other than representations and warranties therein that refer to a specified date, which need only be true and correct in all material respects on and as of such specified date).

Article 6
disclaimers and Acknowledgements

Section 6.1            General Disclaimers. Without limiting Purchaser’s rights under the Class B Purchase Agreement and hereunder with respect to the express representations and warranties set forth herein, under the Assignment and under THE SELLER CERTIFICATE, and except as EXPRESSLY represented and warranted hereunder and thereunder, AND WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, (A) SELLER DOES NOT MAKE, SELLER EXPRESSLY DISCLAIMS, AND PURCHASER WAIVES AND REPRESENTS AND WARRANTS THAT PURCHASER HAS NOT RELIED UPON, ANY other REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, IN THIS AGREEMENT OR under ANY OTHER INSTRUMENT, AGREEMENT, OR CONTRACT DELIVERED HEREUNDER OR IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREUNDER OR THEREUNDER, INCLUDING ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED AS TO (i) TITLE TO ANY OF THE ASSETS, (ii) THE CONTENTS, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT OR ANY GEOLOGICAL, SEISMIC DATA, RESERVE DATA, RESERVE REPORTS, OR RESERVE INFORMATION (ANY ANALYSIS OR INTERPRETATION THEREOF) RELATING TO THE ASSETS, (iii) ANY ESTIMATES OF THE VALUE OF THE COMPANY SECURITIES OR THE ASSETS OR FUTURE REVENUES GENERATED BY THE COMPANY SECURITIES OR THE ASSETS, (iv) THE VOLUMES OF PETROLEUM SUBSTANCES TRANSPORTED ON THE ASSETS, (v) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN, OR MARKETABILITY OF THE ASSETS, (vi) INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHT, OR (vii) ANY OTHER RECORD, FILES, MATERIALS OR INFORMATION (INCLUDING AS TO THE ACCURACY, COMPLETENESS, OR CONTENTS OF THE RECORDS) THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO PURCHASER OR ITS AFFILIATES, OR ITS OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES, OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO, AND (B) SELLER FURTHER DISCLAIMS, AND PURCHASER WAIVES, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF

MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR CONFORMITY TO MODELS OR SAMPLES, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES HERETO THAT EXCEPT AS SET FORTH ABOVE, THE COMPANY SECURITIES AND THE ASSETS ARE BEING TRANSFERRED “AS IS,  WHERE IS”, WITH ALL FAULTS AND DEFECTS, AND THAT PURCHASER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS PURCHASER DEEMS APPROPRIATE.

Section 6.2            Environmental Disclaimers. Purchaser acknowledges that (a) the Gathering System and the other Assets have been used for gathering and transportation of Hydrocarbons and there may be petroleum, wastes, scale, NORM, Hazardous Substances, or other substances or materials located in, on or under the Gathering System or other Assets or associated therewith; (b) the Gathering System and sites included in the Assets may contain asbestos, NORM or other Hazardous Substances; (c) NORM may affix or attach itself to the inside of pipelines, materials and other equipment comprising the Gathering System as scale, or in other forms; (d) the pipelines, materials and other equipment comprising the Gathering System may contain NORM and other wastes or Hazardous Substances; (e) NORM containing material or other wastes or Hazardous Substances may have come in contact with various environmental media, including water, soils, or sediment; and (f) special procedures may be required for the assessment, remediation, removal, transportation, or disposal of environmental media, wastes, asbestos, NORM and other Hazardous Substances from the Assets. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTION 4.15  AND PURCHASER’S INDEMNITY RIGHTS UNDER Section  12.2(b)(i) WITH RESPECT TO BREACHES OF SECTION 4.15, SELLER DOES NOT MAKE, SELLER EXPRESSLY DISCLAIMS, AND PURCHASER WAIVES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO THE PRESENCE OR ABSENCE OF ASBESTOS OR NORM IN OR ON THE ASSETS IN QUANTITIES TYPICAL FOR PIPELINE OPERATIONS IN THE AREAS WHERE THE ASSETS ARE LOCATED. AS OF CLOSING, PURCHASER SHALL HAVE INSPECTED, OR WAIVED (AND UPON CLOSING SHALL BE DEEMED TO HAVE WAIVED), ITS RIGHT TO INSPECT THE ASSETS FOR ALL PURPOSES, AND SATISFIED ITSELF AS TO THEIR PHYSICAL AND ENVIRONMENTAL CONDITION, BOTH SURFACE AND SUBSURFACE, WITH RESPECT TO CONDITIONS SPECIFICALLY RELATED TO THE PRESENCE, RELEASE, OR DISPOSAL OF HAZARDOUS SUBSTANCES, SOLID WASTES, ASBESTOS AND NORM. PURCHASER IS RELYING SOLELY UPON THE TERMS OF THIS AGREEMENT AND ITS OWN INSPECTION OF THE ASSETS. AS OF CLOSING, PURCHASER HAS MADE ALL SUCH REVIEWS AND INSPECTIONS OF THE ASSETS AND THE RECORDS AS PURCHASER HAS DEEMED NECESSARY OR APPROPRIATE TO CONSUMMATE THE TRANSACTION.

Section 6.3            Changes in Prices. PURCHASER ACKNOWLEDGES THAT IT SHALL ASSUME ALL RISK OF LOSS WITH RESPECT TO: (A) CHANGES IN COMMODITY OR PRODUCT PRICES AND ANY OTHER MARKET FACTORS OR CONDITIONS FROM AND AFTER THE EFFECTIVE TIME; AND (B) DEPRECIATION OF ANY ASSETS THROUGH ORDINARY WEAR AND TEAR.

Section 6.4            Limited Duties. ANY AND ALL DUTIES AND OBLIGATIONS WHICH EITHER PARTY MAY HAVE TO THE OTHER PARTY WITH RESPECT TO OR IN CONNECTION WITH THE COMPANY SECURITIES, THE ASSETS, THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY ARE LIMITED TO THOSE IN THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS. THE PARTIES DO NOT INTEND (A) THAT THE DUTIES OR OBLIGATIONS OF EITHER PARTY, OR THE RIGHTS OF EITHER PARTY, SHALL BE EXPANDED BEYOND THE TERMS OF THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS ON THE BASIS OF ANY LEGAL OR EQUITABLE PRINCIPLE OR ON ANY OTHER BASIS WHATSOEVER OR (B) THAT EXCEPT WITH RESPECT TO FRAUD, ANY EQUITABLE OR LEGAL PRINCIPLE OR ANY IMPLIED OBLIGATION OF GOOD FAITH OR FAIR DEALING OR ANY OTHER MATTER REQUIRES EITHER PARTY TO INCUR, SUFFER, OR PERFORM ANY ACT, CONDITION, OR OBLIGATION CONTRARY TO THE TERMS OF THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS, AND THAT THEY DO NOT INTEND TO INCREASE ANY OF THE OBLIGATIONS OF ANY PARTY UNDER THIS AGREEMENT ON THE BASIS OF ANY IMPLIED OBLIGATION OR OTHERWISE.

Section 6.5            Class B Purchase Price. UPON PAYMENT OF THE CLASS B PURCHASE PRICE TO FRONTIER, SELLER HEREBY IRREVOCABLY AND UNCONDITIONALLY, FULLY AND FOREVER, WAIVES, RELEASES AND DISCHARGES PURCHASER GROUP FROM ANY AND ALL CLAIMS, DEMANDS, ACTIONS, CAUSES OF ACTIONS, OBLIGATIONS, JUDGMENTS, RIGHTS, FEES, DAMAGES, DEBTS, LIABILITIES AND EXPENSES (INCLUSIVE OF ATTORNEYS’ FEES) OF ANY KIND WHATSOEVER RELATED TO THE CALCULATION OF THE CLASS B PURCHASE PRICE OR THE AMOUNT OF CONSIDERATION PAYABLE FOR THE CLASS B SECURITIES; EXCLUDING, HOWEVER, ANY CLAIMS, DEMANDS, ACTIONS, CAUSES OF ACTIONS, OBLIGATIONS, JUDGMENTS, RIGHTS, FEES, DAMAGES, DEBTS, LIABILITIES AND EXPENSES (INCLUSIVE OF ATTORNEYS’ FEES) OF ANY KIND WHATSOEVER RELATED TO (A) THE RESCISSION OF THIS AGREEMENT OR THE CLASS B PURCHASE AGREEMENT OR (B) ANY ACT OF FRAUD OR WILLFUL MISCONDUCT OF ANY MEMBERS OF THE PURCHASER GROUP.

SELLER and Purchaser agree that, to the extent required by applicable law to be effective, the disclaimers of certain representations and warranties contained in this Article 6  and the rest of this Agreement are “conspicuous”  disclaimers for the purpose of any applicable law.

Article 7
COVENANTS OF THE PARTIES

Section 7.1            Access.

(a)                Upon execution of this Agreement until the Closing, Seller shall give Purchaser, its Affiliates and each of their respective officers, agents, accountants, attorneys, investment bankers, environmental consultants and other authorized representatives (“Purchaser’s Representatives”) reasonable access to the Records in Seller’s possession and any Gathering System or Asset owned or operated by the Company or any Subsidiary, in each case during, as applicable, Seller’s, the Company’s and the Subsidiary’s normal business hours, for the purpose of conducting a confirmatory review of the Gathering System or Asset, in each case to the extent that Seller may provide such access without (i) violating applicable Laws or breaching any Contracts, (ii) waiving any legal privilege of Seller, any of its Affiliates, or its counselors, attorneys, accountants, or consultants, or (iii) violating any obligations to any Third Party. Such access shall be granted to Purchaser on the premises of the Gathering System or Asset that are operated by the Company or any Subsidiary. All investigations and due diligence conducted by Purchaser or any of Purchaser’s Representatives with respect to the Gathering System or Asset shall be conducted at Purchaser’s sole cost, risk and expense and any conclusions made from any examination done by Purchaser or any of Purchaser’s Representatives shall result from Purchaser’s own independent review and judgment. Seller, the Company or any of their designees shall have the right to accompany Purchaser and Purchaser’s Representatives whenever they are on site on the Gathering System. Purchaser’s investigation and review shall be conducted in a manner that minimizes interference with the ownership or operation of the Gathering System or the Business.  Prior to Closing, Purchaser and Purchaser’s Representatives shall have the right to conduct one or more determinations of the volumes of Inventory in the Gathering System at Purchaser’s sole cost and expense and in accordance with standard industry practice.  Purchaser’s inspection right with respect to the environmental condition of the Gathering System or Asset shall be limited to conducting a Phase I Environmental Site Assessment in accordance with the American Society for Testing and Materials (A.S.T.M.) Standard Practice Environmental Site Assessments: Phase I Environmental Site Assessment Process (Publication Designation: E1527‑13), which may include, in addition, environmental compliance reviews, or a similar visual assessment that does not include sampling or testing of any environmental media (“Phase I”). Purchaser shall not be entitled to conduct any Phase II Environmental Site Assessments similar to A.S.T.M. Standard Practice Environmental Site Assessments: Phase II Environmental Site Assessment Process (Publication Designation: E1903‑11), or any other invasive or intrusive testing, or sampling on or relating to the Gathering System (“Phase II”), without the prior written consent of Seller, such consent to be granted, conditioned, or withheld at the sole discretion of Seller. If permitted, Purchaser shall furnish to Seller and the Company, free of costs and without warranty, a copy of all draft and final reports and test results prepared by or for Purchaser related to Purchaser’s diligence and investigation of the Gathering System or Asset, including any and all Phase I, Phase II, or further environmental assessments relating to any of the Gathering System as soon as reasonably possible after such report is prepared. Purchaser shall obtain from any applicable Governmental Authorities and Third Parties all permits necessary or required to conduct any approved invasive activities permitted by Seller. Seller shall have the right, at its option, to split with Purchaser any samples collected pursuant to approved invasive activities. If the Closing does not occur, Purchaser

(1) shall promptly return to Seller or destroy all copies of the Records, reports, summaries, evaluations, due diligence memos and derivative materials related thereto in the possession or control of Purchaser or any of Purchaser’s Representatives and (2) shall keep and shall cause each of Purchaser’s Representatives to keep, any and all information obtained by or on behalf of Purchaser confidential, except, in each case, as otherwise required by Law. No investigation by Purchaser shall operate as a waiver of or otherwise effect any representation, warranty, covenant or agreement of Seller hereunder.

(b)               Purchaser may not contact customers or potential customers of the Company or any of its Subsidiaries with respect to their relationship with the Company and the Subsidiaries without the prior written consent of Seller (which consent shall not be unreasonably withheld, conditioned or delayed).

(c)                Purchaser agrees to indemnify, defend and hold harmless each member of the Seller Group and all such Persons’ stockholders, members, managers, officers, directors, employees, agents, lenders, advisors, representatives, accountants, attorneys and consultants from and against any and all Damages (including court costs and reasonable attorneys’ fees), including Damages attributable to, arising out of or relating to access to the Records, any offices of Seller, or the Assets prior to the Closing by Purchaser or any of Purchaser’s Representatives, even if such claims, damages, liabilities, OBLIGATIONS, losses, costs and expenses are caused in whole or in part by the negligence (whether sole, joint or concurrent), strict liability, or other legal fault of any member of the seller group.

(d)               Upon completion of Purchaser’s due diligence, Purchaser shall, at its sole cost and expense and without any cost or expense to Seller, Company or any of their respective Affiliates, (i) repair all damage done to the Assets in connection with Purchaser’s due diligence, (ii) restore the Assets to the approximate same or better condition than they were prior to commencement of Purchaser’s due diligence, and (iii) remove all equipment, tools, or other property brought onto the Assets in connection with Purchaser’s due diligence. Any disturbance to the Assets (including the leasehold associated therewith) resulting from Purchaser’s due diligence shall be promptly corrected by Purchaser.

(e)                During all periods that Purchaser or any of Purchaser’s Representatives are on the Assets, Seller’s premises or Company’s premises, Purchaser shall maintain, at its sole expense and with insurers reasonably satisfactory to Seller, policies of insurance of the types and in the amounts reasonably requested by Seller. Coverage under all insurance required to be carried by Purchaser hereunder shall (i) be primary insurance, (ii) list the members of the Seller Group as additional insureds, (iii) waive subrogation against the members of the Seller Group and (iv) provide, to the extent available, for five (5) days prior notice to Seller in the event of cancellation or modification of the policy or reduction in coverage. Upon request by Seller, Purchaser shall provide evidence of such insurance to Seller prior to entering the Assets or premises of Seller, the Company or any of their respective Affiliates.

(f)                Purchaser understands that Seller has had discussions with the management of the Company and its Subsidiaries regarding other bids for the Company, the Subsidiaries and/or the Assets and the preparation and negotiation of this Agreement, the

Schedules hereto and the other documents contemplated herein, and that, (i) except to the extent discovery rules would otherwise permit review of such information by Purchaser or the Company if such information were in the possession of Seller, and (ii) excluding information related to this Agreement (including the representations and warranties and covenants set forth herein and the Schedules and Exhibits attached hereto), (A) Purchaser and the Company shall not be entitled to use in connection with any disputes against Seller or the Company and its Subsidiaries (before or after Closing) any of Seller’s or the Company’s internal drafts of this Agreement, copies of (or other information regarding) other bids for the Company and its Subsidiaries, or emails or other written information (including in electronic form) relating to any of the foregoing or to the sales process (whether or not related to the Purchaser’s bid or other bids for the Company and its Subsidiaries) and (B) each of the Purchaser and the Company hereby agree that (1) it shall not have any rights to any such information and (2) it shall not request any of the Company or its Subsidiaries, their management to provide to any such information.

Section 7.2            Operation of Business.

(a)                From the Execution Date until the Closing, except as expressly contemplated by this Agreement or as expressly consented to in writing by Purchaser (which consent shall not be unreasonably delayed, withheld or conditioned), Seller shall not (i) transfer, sell, hypothecate, encumber, novate, or otherwise dispose of or agree or offer to agree to any of the foregoing with respect to any of the Subject Securities; and (ii) not consent to, amend or adopt any change to any Governing Documents of the Company that could be reasonably be expected to have an adverse effect on Purchaser’s ability to own and operate the Company and its Subsidiaries after Closing.

(b)               From the Execution Date until the Closing, except (w) as required by the terms of any Material Contract, (x) as set forth in Schedule 7.2,  (y) for the operations covered by the capital commitments described in Schedule 4.14, and (z) as expressly contemplated by this Agreement or as expressly consented to in writing by Purchaser (which consent shall not be unreasonably delayed, withheld or conditioned), Seller shall vote its Subject Securities and use commercially reasonably efforts to cause the Company and its Subsidiaries to:

(i)                 not, directly or indirectly (through any merger, consolidation, reorganization, issuance of Securities or rights, or otherwise), sell, assign, transfer, convey, lease, abandon, hypothecate or otherwise dispose of, or subject to any Liens (other than Permitted Encumbrances incurred in the ordinary course of business, consistent with past practice), any Assets, except for (A) sales and dispositions of Hydrocarbons in the ordinary course of business consistent with past practice; (B) sales and dispositions of equipment and materials that are surplus, obsolete or replaced; or (C) other individual sales and dispositions individually not exceeding Two Hundred Fifty Thousand Dollars ($250,000.00);

(ii)               (A) not enter into, execute, terminate (other than terminations based on the expiration without any affirmative action by Seller), novate, materially amend, or extend and (B) perform all of its obligations under, any Material Contracts;

(iii)             use commercially reasonable efforts to maintain all material governmental permits and approvals held by Company affecting the Assets;

(iv)             not declare, issue, pay or make any dividend or distribution to the holders of Securities of the Company, or set aside any funds for the purpose thereof;

(v)               maintain insurance coverage on the Company, the Subsidiaries and the Business in the amounts and of the types currently in force;

(vi)             not make a Securities investment in any other Person;

(vii)           not acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all of the assets of or otherwise acquire any business of, or acquire any Securities in, or make capital contribution to or any investment in, any Person or division thereof (other than any Subsidiary);

(viii)         not split, combine or reclassify any of its outstanding Securities;

(ix)             not adopt a plan or agreement of complete or partial liquidation, dissolution or wind-up of Company or any Subsidiary;

(x)               conduct the Business in the ordinary course consistent with past practices;

(xi)             not make any capital expenditures: (A) during the time period covered by Schedule 4.14  or Schedule 7.2(b)(xi), as applicable, in excess of the amounts reflected and set forth on such applicable Schedule plus  a variance of ten percent (10%) in excess of such amounts; or (B) after the time period covered by Schedule 4.14  or Schedule 7.2(b)(xi), as applicable, unless such capital expenditures are incurred in the ordinary course of conducting the Business;

(xii)           not incur any indebtedness for borrowed money other than indebtedness incurred as necessary to fund operating cash shortfalls or capital expenditures pursuant to Section 7.2(b)(xi); and

(xiii)         not agree or commit to do any of the foregoing.

(c)                Purchaser’s approval of any action restricted by this Section 7.2  shall not be unreasonably withheld or delayed and shall be considered granted within ten (10) days (unless a shorter time is reasonably required by the circumstances and such shorter time is specified in Seller’s notice) of Seller’s notice to Purchaser requesting such consent unless Purchaser notifies Seller to the contrary during that period. Notwithstanding the foregoing provisions of this Section 7.2, Seller shall not be in breach of this Section 7.2  (i) if, notwithstanding Seller’s vote under the LLC Agreement of the Subject Securities to the contrary, the Company or any of its Subsidiaries take any of the actions set forth in this Section 7.2  without the consent of Purchaser, or (ii) in the event of an emergency or risk of loss, damage, or injury to any Person, property or the environment or as otherwise required by Law, Seller may take such actions as are reasonably necessary to address such emergency, risk or requirements and shall notify Purchaser of such action promptly thereafter. Requests for approval of any action restricted by this Section 7.2  shall be delivered to the following individual, who shall have full authority to grant or deny such requests for approval on behalf of Purchaser:

Plains Pipeline, L.P. c/o Plains All American Pipeline, L.P. 333 Clay Street Suite 1600 Houston, Texas 77002
Attn: Jeremy Goebel
Email: JLGoebel@paalp.com

Section 7.3            Casualty and Condemnation. Notwithstanding anything herein to the contrary from and after the Effective Time, if Closing occurs, Purchaser shall assume all risk of loss with respect to the depreciation of the Assets due to ordinary wear and tear, in each case, with respect to the Assets. If, after the Execution Date but prior to or on the Closing Date, any portion of the Assets are destroyed by fire, explosion, wild well, hurricane, storm, weather events, earthquake, act of nature, civil unrest, or similar disorder, terrorist acts, war, or any other hostilities or other casualty or is expropriated or taken in condemnation or under right of eminent domain (each a “Casualty Loss”), Purchaser and Seller shall, subject to the satisfaction (or waiver) of the conditions to Closing set forth in Section 8.1  and Section 8.2, nevertheless be required to proceed with Closing.

Section 7.4            Closing Efforts and Further Assurances; Non-Solicitation.

(a)                Each Party agrees that from and after the Execution Date, it will not voluntarily undertake any course of action inconsistent with the provisions or intent of this Agreement, and will use its commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all actions reasonably necessary, proper, or advisable under applicable Laws to cause the closing conditions hereunder to be satisfied and to consummate the transaction contemplated hereunder, including (i) using its commercially reasonable efforts to cooperate with the other Party to cause to be lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the Parties to consummate the transaction contemplated hereunder, (ii) executing any additional instruments and agreements necessary to consummate the transactions contemplated by this Agreement and (iii) using commercially reasonable efforts to facilitate the closing of the transactions contemplated by the Class B Purchase Agreement.

(b)               Seller shall not, and shall not authorize or permit any of its Affiliates (including the Company or its Subsidiaries) or any of its or their representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Seller shall immediately cease and cause to be terminated, and shall cause its Affiliates (including the Company or its Subsidiaries) and all of its and their representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Purchaser or any of its Affiliates) concerning (A) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Company; (B) the issuance or acquisition of shares of capital stock or other equity Securities of the Company; or (C) the sale, lease, exchange or other disposition of any significant portion of the Company’s properties or Assets. Seller agrees that the rights and remedies for noncompliance with this Section 7.4(b)  shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Purchaser and that money damages would not provide an adequate remedy to Purchaser.

Section 7.5            Notifications. Purchaser shall notify Seller promptly after a discovery by Purchaser that any representation or warranty of Seller contained in this Agreement is, becomes, or will be untrue in any material respect on or before the Closing Date. Seller shall notify Purchaser promptly after a discovery by Seller that any representation or warranty of Purchaser contained in this Agreement is, becomes, or will be untrue in any material respect on or before the Closing Date. It is understood and agreed that the delivery of any notice required under this Section 7.5  shall not in any manner constitute a waiver by any Party of any conditions precedent to the Closing hereunder.

Section 7.6            Amendment of Disclosure Schedules. Purchaser agrees that, with respect to the representations and warranties of Seller contained in this Agreement, Seller shall have the continuing right until the tenth (10th) day prior to Closing to add, supplement, or amend the Disclosure Schedules to the representations and warranties of Seller with respect to any matter hereafter arising or discovered which, if existing or known at the Execution Date or thereafter, would have been required to be set forth or described in such Schedules. For all purposes of this Agreement, including for purposes of determining whether the conditions set forth in Section 8.2  have been fulfilled, the Disclosure Schedules attached to this Agreement shall be deemed to include only that information contained therein on the Execution Date and shall be deemed to exclude all information contained in any addition, supplement, or amendment thereto; provided, however, that if the Closing shall occur, then all matters disclosed pursuant to any such addition, supplement, or amendment at or prior to the Closing shall be deemed to have been included in the Disclosure Schedules for the purposes of any claims made by Purchaser under this Agreement.

Section 7.7            Government Reviews.

(a)                From and after the Execution Date until the Closing, subject to the terms and conditions of this Agreement, each of Purchaser and Seller shall, and shall cause their respective Affiliates to, undertake commercially reasonable efforts to make or cause to be made promptly (and, in the case of filings required to be made pursuant to the HSR Act, not later than January 30, 2017) the filings required of such Party or any of its Affiliates under any Laws with respect to the transactions contemplated by this Agreement and to pay any fees due of it in connection with such filings; provided,  however, that all filing fees payable to any Governmental Authorities relating to filings required to be made pursuant to the HSR Act shall be paid and borne by Purchaser. In furtherance and not in limitation of the foregoing, each of Purchaser and

Seller shall, to the extent permissible by Law, (i) cooperate with the other Party and furnish to the other Party all information in such Party’s possession that is necessary in connection with such other Party’s filings; (ii) promptly inform the other Party of, and supply to such other Party copies of, any communication (or other correspondence or memoranda) from or to, and any proposed understanding or agreement with, any Governmental Authority in respect of such filings; (iii) consult and cooperate with the other Party and provide each other with a reasonable opportunity to provide comments in connection with any analyses, appearances, presentations, memoranda, briefs, arguments and opinions made or submitted by or on behalf of any Party in connection with all meetings, actions and proceedings with any Governmental Authority relating to such filings; and (iv) comply, as promptly as is reasonably practicable, with any requests received by such Party or any of its Affiliates under the HSR Act and any other Laws for additional information, documents, or other materials. If a Party intends to participate in any communication or meeting with any Governmental Authority with respect to such filings, it shall give the other Party reasonable notice of, and to the extent permitted by the Governmental Authority, an opportunity to participate in any such meeting or communication. Seller and Purchaser shall jointly determine any strategy or tactic in complying with this Section 7.7, including Section 7.7(b). Notwithstanding the foregoing, Seller shall not be required to provide Purchaser with any Excluded Records and no Party shall be required to provide the other Party with competitively sensitive information, including information regarding the value of the transaction or information subject to any legal privilege, attorney client privilege, work product doctrine, or other similar privilege absent entering into a mutually acceptable joint defense agreement.

(b)               Purchaser shall, and shall cause its Affiliates to, use commercially reasonable efforts to (i) cause the expiration or early termination of the applicable waiting period under the HSR Act and any other Antitrust Laws with respect to the transactions contemplated by this Agreement as promptly as is practicable but in no event later than the Termination Date; and (ii) resolve any objection or assertion by any Governmental Authority or any action or proceeding by any Governmental Authority or other Person, whether by judicial or administrative action, challenging this Agreement or the consummation of the transactions contemplated by this Agreement or the performance of obligations hereunder so as to enable the Closing to occur as soon as reasonably practicable (and in any event not later than the Termination Date), provided  that Purchaser shall not be required to agree to divest or hold separate any of the business, services or assets of Purchaser or any of its Affiliates or the Gathering System. Purchaser shall, and shall cause its Affiliates to use commercially reasonable efforts to contest and resist any action or proceeding instituted (or threatened in writing to be instituted) by any Governmental Authority challenging the transactions contemplated by this Agreement as in violation of any Law; provided, that Purchaser shall not be required to contest or resist such action or proceeding if the Parties reasonably expect that Purchaser would incur costs and expenses in excess of Three Million Dollars ($3,000,000.00) in connection therewith. Notwithstanding the foregoing or anything in this Agreement to the contrary, in no event shall Purchaser or any of its Affiliates be required to commit to take any action pursuant to this Section 7.7(b)  the consummation of which is not conditioned on the Closing of the transaction contemplated by this Agreement.

Section 7.8            Liability for Brokers’ Fees. Each Party hereby agrees to indemnify, defend and hold harmless the other Party, any Affiliate of such other Party, and all such other

Party’s stockholders, members, officers, directors, employees, agents, lenders, advisors, representatives, accountants, attorneys and consultants from and against any and all claims, obligations, damages, liabilities, losses, costs and expenses (including court costs and reasonable attorneys’ fees) arising as a result of undertakings or agreements of any such indemnifying Party prior to Closing, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation to an intermediary in connection with the negotiation, execution or delivery of this Agreement or any agreement or document contemplated hereunder.

Section 7.9            Press Releases. From and after the Execution Date, each Party shall not make, and shall cause each of their respective Affiliates not to make, any press release or public disclosure regarding the existence of this Agreement, the contents hereof or the transactions contemplated hereby, or the identities of any Parties hereto without the prior written consent of the other Party; provided, however, the foregoing shall not restrict disclosures by a Party or any of its Affiliates (a) to the extent that such disclosures are required by applicable securities or other Laws or the applicable rules of any stock exchange having jurisdiction over such Party or Affiliate of such Party, (b) to Governmental Authorities or any Third Party holding preferential rights to purchase, rights of consent, or other rights that may be applicable to the transactions contemplated by this Agreement, as reasonably necessary to provide notices, seek waivers, amendments, or terminations of such rights, or seek such consents, or (c) in connection with customary rating agency, investor and analyst presentations, meetings and conference calls of such Party or its Affiliates. Each Party shall be liable for the compliance of its Affiliates with the terms of this Section 7.9.

Section 7.10        Expenses; Filings, Certain Governmental Approvals and Removal of Names. Except as otherwise expressly provided in this Agreement, all expenses incurred by Seller in connection with or related to the authorization, preparation, or execution of this Agreement, and the Exhibits and Schedules hereto and thereto, and all other matters related to the Closing, including all fees and expenses of counsel, accountants and financial advisers employed by Seller, shall be borne solely and entirely by Seller, and all such expenses incurred by Purchaser shall be borne solely and entirely by Purchaser.

Section 7.11        Records. Seller may retain, at Seller’s sole cost and expense, copies of any and all Records. Purchaser shall preserve and keep a copy of all Records in Purchaser’s or the Company’s possession for a period of at least four (4) years after the Closing Date. After such four (4) year period, before Purchaser shall dispose of any such Records, Purchaser shall give Seller at least ninety (90) days’ Notice to such effect, and Seller shall be given an opportunity, at Seller’s cost and expense, to remove and retain all or any part of such Records as Seller may select. From and after Closing, Purchaser shall provide to Seller, at Seller’s cost and expense, reasonable access to such books and records as remain in Purchaser’s possession and reasonable access to the Assets and other properties and employees of Purchaser in connection with matters relating to the ownership or operations of the Assets on or before the Closing Date, or any claims or disputes relating to this Agreement or with any Third Parties, upon reasonable prior notice during normal business hours.

Section 7.12        Indemnification; Directors’ and Officers’ Insurance.

(a)                Purchaser agrees that all rights to indemnification for acts or omissions occurring prior to the Closing Date in favor of the current or former managers, directors, officers, partners, members, employees, agents and fiduciaries of the Company (collectively, the “Company Indemnitees”) as provided as of the date hereof in the respective organizational documents of the Company shall survive the transactions contemplated by this Agreement and shall continue in full force and effect in accordance with their terms for a period of not less than four (4) years from the Closing Date. Purchaser shall not, and shall cause its respective Affiliates (including the Company after the Closing) not to repeal or amend such arrangements in any manner that would adversely affect the rights of the Company Indemnitees thereunder.

(b)               In the event that Purchaser or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, in each such case, to the extent such assumption does not occur by operation of Law, proper provisions shall be made so that the successors and assigns of Purchaser shall assume the obligations set forth in Section 7.12(a). The provisions of this Section 7.12  are intended to be for the benefit of, and shall be enforceable by, the Parties and each Person entitled to indemnification or expense advancement pursuant to this Section 7.12, and his or its heirs and representatives.

(c)                The obligations of Purchaser under this Section 7.12  shall not be terminated or modified in such a manner as to adversely affect any Company Indemnitee to whom this Section 7.12  applies without the consent of such Company Indemnitee so adversely affected.

Section 7.13        Credit Facility Indebtedness. Prior to or at the Closing, Seller shall (a) payoff, or cause the Company to payoff, all Credit Facility Indebtedness and any other Indebtedness of the Company for borrowed money and (b) negotiate and obtain, or cause the Company to negotiate and obtain, (i) releases of all Liens securing Credit Facility Indebtedness and any other Indebtedness of the Company for borrowed money that are burdening the Company Securities and the Assets, (ii) authorizations to file UCC-3 termination statements releases in all applicable jurisdictions to evidence the release of Liens securing Credit Facility Indebtedness and any other Indebtedness of the Company for borrowed money that are burdening the Company Securities and the Assets, and (iii) all instruments and agreements to effect and file of record the release of all Liens securing Credit Facility Indebtedness and any other Indebtedness of the Company for borrowed money that are burdening the Company Securities and the Assets.

Section 7.14        Call Option Exercise. Notwithstanding anything to the contrary in this Agreement or the Class B Purchase Agreement, prior to the Closing, Seller may, in its sole and absolute discretion (and Seller hereby expressly reserves all of its rights under the LLC Agreement to), exercise its rights under Section 5.3 of the LLC Agreement to purchase, or cause the Company to purchase, all of the Class B Securities (such exercise, a “Call Option Exercise”). The Parties acknowledge and agree that the Class B Purchase Agreement provides that, in the event of a Call Option Exercise, the Class B Purchase Agreement shall automatically terminate in accordance with the terms thereof and all references herein to Subject Securities shall automatically be deemed to refer to the Company Securities.

Section 7.15        Title Curative and Restoration Matters. Beginning on the Execution Date and continuing until the Title Curative Deadline, Seller shall, at its sole cost and expense (but solely for the time period beginning on the Closing Date and ending on the Title Curative Deadline) in consultation with Purchaser and Frontier (on a weekly or such other basis as may be agreed between Purchaser and Frontier) and in compliance with all applicable Laws and Contracts, use commercially reasonable efforts to complete, or cause Frontier to complete (a) the title curative actions set forth on Schedule 7.15  and (b) any restoration work presently required as of the Execution Date under the terms of any Right of Way or applicable Law; provided, however, without limiting Purchaser’s rights under Article 11  or Section 12.2(b)(i)  with respect to any breaches of the representations and warranties of Seller, (x) the failure of any Person to complete or obtain any such curative actions or restoration work shall not constitute a failure of the condition to Closing set forth in Section 8.2(b)  and (y) if any of the curative actions set forth on Schedule 7.15  remain uncured or any such restoration work remains unperformed as of the Title Curative Deadline, then Purchaser shall be entitled to seek all rights and remedies under Article 12  with respect to any breaches of Seller’s representations and warranties herein; provided, however, that the existence of such curative matters or restoration work on any Schedule shall be disregarded from such Schedule for the purpose of determining the existence of the occurrence of a breach of the representation and warranty to which such Schedule relates.  For the avoidance of doubt, (A) any fees, costs or expenses incurred by the Company or its Subsidiaries after the Execution Date and on or before the Closing Date with respect to the title curative actions or restoration work under this Section 7.15  shall constitute Transaction Costs and (B) after Closing, neither Company Group nor Purchaser shall have any responsibility or obligation hereunder to reimburse Seller, Frontier or any of their respective Affiliates for any amounts incurred by any Seller, Frontier or any of their respective Affiliates in connection with the performance of any of their obligations under this Section 7.15  or Section 7.15 of the Class B Purchase Agreement.

Section 7.16        Class B Purchase Agreement.  Purchaser shall perform and observe, in all material respects, all covenants and agreements required to be performed or observed by Purchaser under the Class B Purchase Agreement prior to or on the Closing Date.

Section 7.17        Participation Rights.  From and after the Closing, the Parties agree to be bound by and perform the Participation Rights in accordance with the terms of, and for the period, set forth therein.

Article 8
CONDITIONS TO CLOSING

Section 8.1            Conditions of Seller to Closing. The obligations of Seller to consummate the transactions contemplated by this Agreement (except for the obligations of Seller to be performed prior to the Closing and obligations that survive termination of this Agreement), including the obligations of Seller to consummate the Closing, are subject, at the option of Seller, to the satisfaction on or prior to Closing of each of the conditions set forth in this Section 8.1, unless waived in writing by Seller:

(a)                Representations. The representations and warranties of Purchaser set forth in Article 5  shall be true and correct in all material respects as of the Execution Date and as of the Closing Date, as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct in all material respects on and as of such specified date).

(b)               Performance. Purchaser shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by Purchaser under this Agreement prior to or on the Closing Date.

(c)                No Action. On the Closing Date, no injunction, order, or award restraining, enjoining, or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, or granting substantial damages in connection therewith, shall have been issued and remain in force, and no suit, action, or other proceeding (excluding any such matter initiated by Seller or any Affiliate of Seller) shall be pending before any Governmental Authority or body of competent jurisdiction seeking to enjoin or restrain or otherwise prohibit the consummation of the transactions contemplated by this Agreement or recover substantial damages from Seller.

(d)               HSR Act. The waiting period under the HSR Act has expired or terminated, or early termination of the waiting period shall have been granted.

(e)                Closing Deliverables. Purchaser shall (i) have delivered to Seller the Purchaser Certificate and (ii) be ready, willing, and able to deliver to Seller at the Closing the other documents and items required to be delivered by Purchaser under Section 9.3.

(f)                Class B Purchase Agreement; Call Option Exercise. All conditions precedent to the consummation of the transactions contemplated by the Class B Purchase Agreement (other than the payment by Purchaser of the Class B Purchase Price as the purchase price thereunder) shall be satisfied or waived by Frontier or Purchaser, as applicable, and both Purchaser and Frontier shall be ready, willing and able to consummate such transactions upon the payment by Purchaser of the Class B Purchase Price, provided, however, that if the Class B Purchase Agreement is terminated in connection with (and as a result of) a Call Option Exercise, then the condition set forth in this Section 8.1(f)  shall be deemed to be satisfied upon the consummation of the transactions contemplated by Section 5.3 of the LLC Agreement.

Section 8.2            Conditions of Purchaser to Closing. The obligations of Purchaser to consummate the transactions contemplated by this Agreement (except for the obligations of Purchaser to be performed prior to the Closing and obligations that survive termination of this Agreement), including the obligations of Purchaser to consummate the Closing, are subject, at the option of Purchaser, to the satisfaction on or prior to Closing of each of the conditions set forth in this Section 8.2, unless waived in writing by Purchaser:

(a)                Representations. Each representation and warranty of Seller set forth in Article 3  and Article 4  shall be true and correct in all respects (without regard to any Material Adverse Effect or other materiality qualifier) as of the Execution Date and as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date), except to the extent the failure of any such representation or warranty to be true and correct does not result in a Material Adverse Effect.

(b)               Performance. Seller shall have performed and observed, in all material respects, each covenant and agreement to be performed or observed by Seller under this Agreement prior to or on the Closing Date.

(c)                No Action. On the Closing Date, no injunction, order, or award restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, or granting substantial damages in connection therewith, shall have been issued and remain in force, and no suit, action, or other proceeding (excluding any such matter initiated by Purchaser or any Affiliate of Purchaser) shall be pending before any Governmental Authority or body of competent jurisdiction seeking to enjoin or restrain or otherwise prohibit the consummation of the transactions contemplated by this Agreement or recover substantial damages from Purchaser.

(d)               HSR Act. The waiting period under the HSR Act has expired or terminated, or early termination of the waiting period shall have been granted.

(e)                Closing Deliverables. Seller shall (i) have delivered to Purchaser the Seller Certificate and (ii) be ready, willing, and able to deliver to Purchaser at the Closing the other documents and items required to be delivered by Seller under Section 9.2.

(f)                Class B Purchase Agreement; Call Option Exercise. All conditions precedent to the consummation of the transactions contemplated by the Class B Purchase Agreement (other than the payment by Purchaser of the Class B Purchase Price as the purchase price thereunder) shall be satisfied or waived by Frontier or Purchaser, as applicable, and both Purchaser and Frontier shall be ready, willing and able to consummate such transactions upon the payment by Purchaser of the Class B Purchase Price; provided, however, that if the Class B Purchase Agreement is terminated in connection with (and as a result of) a Call Option Exercise, then the condition set forth in this Section 8.2(f)  shall be deemed to be satisfied upon the consummation of the transactions contemplated by Section 5.3 of the LLC Agreement.

Article 9
CLOSING

Section 9.1            Time and Place of Closing. The consummation of the purchase and sale of the Subject Securities contemplated by this Agreement (the “Closing”) shall, unless otherwise agreed to in writing by Purchaser and Seller, take place at the offices of Vinson & Elkins LLP located at 1001 Fannin, Suite 2500, Houston, Texas 77002-6760 at 10:00 a.m., Central Standard Time, on the date that is five (5) Business Days after the HSR Clearance Date, or if all conditions in Article 8  required to be satisfied prior to Closing have not yet been satisfied or waived, as soon thereafter as such conditions have been satisfied or waived, subject to the provisions of Article 11. The date on which the Closing occurs is referred to herein as the “Closing Date”. All actions to be taken and all documents and instruments to be executed and delivered at Closing shall be deemed to have been taken, executed and delivered simultaneously and, except as permitted hereunder, no actions shall be deemed taken nor any document and instruments executed or delivered until all actions have been taken and all documents and instruments have been executed and delivered.

Section 9.2            Obligations of Seller at Closing. At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by Purchaser of its obligations pursuant to Section 9.3, Seller shall deliver or cause to be delivered to Purchaser, the following:

(a)                The Preliminary Settlement Statement, duly executed by Seller, in accordance with Section 2.5(a);

(b)               Assignment of the Subject Securities in the form attached hereto as Exhibit B  (the “Assignment”), duly executed by Seller;

(c)                A certificate of non-foreign status that meets the requirements set forth in Treasury Regulations Section 1.1445‑2(b)(2) in the form attached hereto as Exhibit C, duly executed by the applicable officer of Seller (or, if Seller is disregarded as separate from another Person, then the applicable officer of such Person);

(d)               A certificate duly executed by an authorized officer of Seller, dated as of the Closing, certifying on behalf of Seller that the conditions set forth in Section 8.2(a)  and Section 8.2(b)  have been fulfilled (the “Seller Certificate”);

(e)                The resignation or removal (effective as of Closing) of managers, officers and directors, as applicable, nominated or appointed by Seller or its Affiliates to any board or operating, management or other committee of the Company and the Subsidiaries;

(f)                (i) Releases of all Liens securing Credit Facility Indebtedness or any other Indebtedness of the Company for borrowed money that are burdening the Company Securities and the Assets, (ii) authorizations to file UCC-3 termination statements releases in all applicable jurisdictions to evidence the release of all Liens securing Credit Facility Indebtedness or any other Indebtedness of the Company for borrowed money that are burdening the Company Securities and the Assets and (iii) all instruments and agreements reasonably required to effect and file of record the release of all Liens securing Credit Facility Indebtedness or Indebtedness of the Company for borrowed money that are burdening the Company Securities and the Assets;

(g)               Evidence of the payment in full of all Credit Facility Indebtedness and any other Indebtedness of the Company for borrowed money outstanding as of the Effective Time;

(h)               The Dedication Agreement Amendment, duly executed by the parties thereto;

(i)                 Management Agreement Termination, duly executed by Seller and each member of the Company Group that is party to the Management Agreement and effective as of the Closing Date; provided, however, that in the event of a Call Option Exercise, Seller shall not be obligated to execute and deliver the Management Agreement Termination;

(j)                 The Limited Guarantee, duly executed by Seller; provided, however, that in the event of a Call Option Exercise, Seller shall not be obligated to execute and deliver the Limited Guarantee;

(k)               Complete and accurate copies of any Consents listed on Schedule 3.4  or Schedule 4.2, duly executed by the applicable Persons holding such Consents rights; and

(l)                 All other documents and instruments reasonably requested by Purchaser from Seller that are necessary to transfer the Subject Securities to Purchaser and to consummate any other transactions contemplated by this Agreement.

Section 9.3            Obligations of Purchaser at Closing. At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by Seller of its obligations pursuant to Section 9.2, Purchaser shall deliver or cause to be delivered to Seller, among other things, the following:

(a)                The Preliminary Settlement Statement, duly executed by Purchaser, in accordance with Section 2.5(a);

(b)               A wire transfer of the Closing Payment in same-day funds to the Persons and accounts designated in the Preliminary Settlement Statement described in Section 2.5(a);

(c)                The Assignment, duly executed by Purchaser;

(d)               A certificate, duly executed by an authorized officer of Purchaser, dated as of the Closing, certifying on behalf of Purchaser that the conditions set forth in Section 8.2(a)  and Section 8.2(b)  have been fulfilled (the “Purchaser Certificate”); and

(e)                The Limited Guarantee, duly executed by Purchaser; provided, however, that in the event of a Call Option Exercise, Purchaser shall not be obligated to execute and deliver the Limited Guarantee; and

(f)                All other documents and instruments reasonably requested by Seller from Purchaser that are necessary to transfer the Subject Securities to Purchaser and to consummate any other transactions contemplated by this Agreement.

Article 10
TAX MATTERS

Section 10.1        Transfer Taxes. Purchaser shall bear and pay any sales, use, transfer, stamp, documentary, registration, excise, or similar Taxes incurred or imposed with respect to the transactions described in this Agreement (“Transfer Taxes”). Seller and Purchaser shall reasonably cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any Transfer Taxes.

Section 10.2        Tax Returns.

(a)                If the Call Option Exercise occurs, Seller shall prepare or cause to be prepared and timely file or cause to be timely filed (i) all U.S. federal income Tax Returns of the Company (and related Schedules K‑1) required to be filed after the Closing Date for any Tax period ending on or prior to the Closing Date and (ii) any Tax Returns (other than the Tax Returns described in clause (i) above) of the Company or any of its Subsidiaries for income Taxes that are imposed on a “flow-through” basis and required to be filed after the Closing Date for Tax periods ending on or prior to the Closing Date. If the Call Option Exercise does not occur, Seller shall use commercially reasonable efforts to cause Frontier to prepare or cause to be prepared and timely file or cause to be timely filed all such Tax Returns. If the Call Option Exercise occurs, such Tax Returns shall be prepared on a basis consistent with past practice except to the extent (i) otherwise required by applicable Laws or (ii) any deviation from past practice is not reasonably expected to adversely affect Purchaser, provided  that if the Call Option Exercise does not occur, Seller shall use commercially reasonable efforts to cause Frontier to prepare such Tax Returns on such basis. At least thirty (30) days prior to the due date for filing the U.S. federal income Tax Return of the Company for the period ending on the Closing Date, Seller shall (or, if the Call Option Exercise does not occur, Seller shall use commercially reasonable efforts to cause Frontier to) deliver a draft of such Tax Return, together with all supporting documentation and workpapers, to Purchaser for its review and comment. If Purchaser has any reasonable comments to such Tax Return, Purchaser shall, at least ten (10) days prior to the due date for filing such Tax Return, notify Seller of any such reasonable comments in writing, and Seller will cause such Tax Return (as revised to incorporate Purchaser’s reasonable comments) to be timely filed and will provide a copy thereof to Purchaser, provided  that if the Call Option Exercise does not occur, Seller shall use commercially reasonable efforts to cause Frontier to incorporate Purchaser’s reasonable comments in such Tax Return and to timely file such Tax Return and provide a copy thereof to Purchaser.

(b)               If the Call Option Exercise occurs, Seller shall prepare or cause to be prepared all Tax Returns of the Company and its Subsidiaries (other than the Tax Returns set forth in Section 10.2(a)) for all Pre-Effective Time Periods that are required to be filed after the Closing Date, and if the Call Option Exercise does not occur, Seller shall use commercially reasonable efforts to cause Frontier to prepare or cause to be prepared all such Tax Returns. If the Call Option Exercise occurs, such Tax Returns shall be prepared on a basis consistent with past practice except to the extent otherwise required by applicable Laws; provided  that if the Call Option Exercise does not occur, Seller shall use commercially reasonable efforts to cause Frontier to prepare such Tax Returns on such basis. At least thirty (30) days prior to the due date for filing any such Tax Return (other than any such Tax Return required to be filed contemporaneously with, or promptly after, the close of a Tax period), Seller shall (or, if the Call Option Exercise does not occur, Seller shall use commercially reasonable efforts to cause Frontier to) deliver a draft of each such Tax Return, together with all supporting documentation and workpapers, to Purchaser for its review and comment. If Purchaser has any reasonable comments to such Tax Return, Purchaser shall, at least ten (10) days prior to the due date for filing such Tax Return, notify Seller of any such reasonable comments in writing, and Purchaser will cause such Tax Return (as revised to incorporate Purchaser’s reasonable comments) to be timely filed and will provide a copy thereof to Seller.

(c)                Within three (3) days prior to the due date for filing of any Tax Return covered by Section 10.2(b)  Seller shall pay to Purchaser the Seller Share of the amount of Taxes shown on such Tax Return that are Seller Taxes.

Section 10.3        Straddle Period Taxes. In the case of Taxes that are payable with respect to any Straddle Period, the portion of any such Taxes that is attributable to the portion of such Straddle Period ending before the Effective Time shall be:

(a)                in the case of Taxes that are either (i) based upon or related to income or receipts, or (ii) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount that would be payable if the Tax period of the Company and its Subsidiaries ended immediately before the Effective Time; provided  that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending immediately before the Effective Time and the period beginning at the Effective Time in proportion to the number of days in each period; and

(b)               in the case of Taxes that are imposed on a periodic basis with respect to the assets or capital of the Company or any Subsidiary, deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the portion of the period ending immediately before the Effective Time and the denominator of which is the number of calendar days in the entire period.

Section 10.4        Cooperation. Purchaser and Seller shall cooperate fully as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit, litigation, or other proceeding (each a “Tax Proceeding”) with respect to Taxes imposed on or with respect to the assets, operations or activities of the Company or any Subsidiary. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such Tax Return (including, for the avoidance of doubt, providing Purchaser with the U.S. federal income Tax Return of the Company, together with all supporting documentation and workpapers, for the Tax period ending on the Closing Date in order to provide Purchaser with the records and information reasonably necessary to prepare and file the Texas franchise Tax Return of the Company for the period beginning January 1, 2017, and ending on the Closing Date) or Tax Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Notwithstanding the above, the control and conduct of any Tax Proceeding that is a Third Party Claim shall be governed by Section 12.5.

Section 10.5        Amended Returns. No amended Tax Return of the Company or any of its Subsidiaries with respect to a Pre-Effective Time Period or Straddle Period shall be filed by or on behalf of the Company or any of its Subsidiaries without the prior written consent of Seller (which consent shall not be unreasonably withheld, conditioned, or delayed).

            Section 10.6    Tax Refunds. The Seller Share of the amount of any refunds of Taxes of the Company and its Subsidiaries for any Pre-Effective Time Period received by Purchaser, the Company, or its Subsidiaries shall be for the account of Seller, except to the extent any such refund (a) was included as a Working Capital Asset in the final determination of Effective Time Working Capital, (b) results from the carryback of any net operating loss, credit, or other Tax attribute from any Tax period (or portion thereof) beginning after the Effective Time, or (c) is of Seller Taxes that are paid by Purchaser, any of its Affiliates, the Company, or any of its Subsidiaries after the Closing that have not been indemnified by Seller pursuant to Section 12.2(b)(iii). The amount of any refunds of Taxes of the Company and its Subsidiaries for any Tax period beginning after the Effective Time shall be for the account of Purchaser. The Seller Share of the amount of any refunds of Taxes of the Company and its Subsidiaries for any Straddle Period shall be equitably apportioned between Purchaser and Seller in accordance with the principles set forth in Section 10.3, except that no such refund shall be apportioned to Seller to the extent any such refund (i) was included as a Working Capital Asset in the final determination of Effective Time Working Capital, (ii) results from the carryback of any net operating loss, credit, or other Tax attribute from any Tax period (or portion thereof) beginning after the Closing Date, or (iii) is of Seller Taxes that are paid by Purchaser, any of its Affiliates, the Company, or any of its Subsidiaries after the Closing that have not been indemnified by Seller pursuant to Section 12.2(b)(iii). Each party shall forward, and shall cause its Affiliates to forward, to the party entitled to receive a refund of Tax pursuant to this Section 10.6 the amount of such refund within thirty (30) days after such refund is received, net of any reasonable third-party costs or expenses incurred by such party or its Affiliates in procuring such refund.

Section 10.7        Section 754 Election. If the Call Option Exercise does not occur, in accordance with Section 10.3(iv) of the LLC Agreement, Seller shall request in writing that the Company make an election under Section 754 of the Code on its U.S. federal income Tax Return (and to the extent applicable, any state or local Tax Return) that includes the Closing Date. If the Call Option Exercise occurs, as a protective matter, Seller shall cause the Company to make an election under Section 754 of the Code on the U.S. federal income tax return of the Company (and any similar or analogous election on any applicable state income Tax Return) for the Tax period ending on the date of Seller’s purchase of all of the Class B Securities from Frontier.

Article 11
TERMINATION

Section 11.1        Termination. This Agreement may be terminated at any time prior to Closing (the date of any permitted termination of this Agreement under this Section 11.1, the “Termination Date”):

(a)                by the mutual prior written consent of Seller and Purchaser;

(b)               by Seller or Purchaser upon written notice to the other Party, if the condition to Closing set forth in Section 8.1(d)  and Section 8.2(d)  has been satisfied and Closing has not occurred for other reasons on or before one hundred and twenty (120) days after the Execution Date; or

(c)                by Seller or Purchaser upon written notice to the other Party, if Closing has not occurred on or before July 1, 2017 solely as a result of the failure of the condition to Closing set forth in Section 8.1(d)  and Section 8.2(d);

(d)               provided, however, that (i) no Party shall be entitled to terminate this Agreement under (A) Section 11.1(b), or Section 11.1(c)  if the Closing has failed to occur as a result of such Party’s breach of this Agreement and such breaches resulted in the failure of any applicable condition to Closing of the other Party set forth in Article 8  (including the failure to perform the obligations of such Party with respect to Closing or the transactions contemplated hereunder if and when required) or (B) Section 11.1(b)  if the Closing has not occurred solely as a result of the failure of the condition to Closing set forth in Section 8.1(d)  and Section 8.2(d)  and (ii) Purchaser shall not be entitled to terminate this Agreement under Section 11.1(b)  if the Closing has failed to occur as a result of Purchaser’s breach of the Class B Purchase Agreement and such breaches resulted in the failure of any applicable conditions to Closing of Purchaser set forth in Article 8  (including the failure to perform the obligations of such Party with respect to Closing or the transactions contemplated hereunder if and when required) or in Article 8 of the Class B Purchase Agreement (including the failure to perform the obligations of such Party with respect to closing or the transactions contemplated thereunder if and when required).

Section 11.2        Effect of Termination.

(a)                If this Agreement is terminated pursuant to Section 11.1, this Agreement shall become void and of no further force or effect (except for the provisions of Article 1, Section 2.3, Section 5.10, Article 6, Section 7.1(c), Section 7.1(d), Section 7.1(e), Section 7.9, Section 7.10, Article 11  and Article 13, all of which shall survive and continue in full force and effect indefinitely). The Confidentiality Agreement shall survive any termination of this Agreement.

(b)               In the event that (i) all conditions precedent to the obligations of Seller set forth in Section 8.1  have been satisfied or waived in writing by Seller (or would have been satisfied except for the breach or failure of any of Seller’s representations, warranties, or covenants hereunder) and (ii) the Closing has not occurred solely as a result of the breach or failure of Seller’s representations, warranties, or covenants hereunder, including, if and when required, Seller’s obligations to consummate the transactions contemplated hereunder at Closing and Purchaser terminates this Agreement pursuant to Section 11.1(a)  or Section 11.1(b), then Purchaser shall be entitled to either of the following remedies as the sole and exclusive remedy of the Purchaser Group against any member of the Seller Group for the failure to consummate the transactions contemplated hereunder at Closing, to (A) enforce and cause specific performance of this Agreement, or (B) terminate this Agreement and receive the entirety of the Deposit for the sole account and use of Purchaser.

(c)                In the event that (i) all conditions precedent to the obligations of Purchaser set forth in Section 8.2  have been satisfied or waived in writing by Purchaser (or would have been satisfied except for the breach or failure of any of Purchaser’s representations, warranties or covenants hereunder) and (ii) the Closing has not occurred solely as a result of the breach or failure of any of Purchaser’s representations, warranties, or covenants hereunder or under the Class B Purchase Agreement, including, if and when required, Purchaser’s obligations to consummate the transactions contemplated hereunder at Closing or under the Class B Purchase Agreement at the closing contemplated thereunder and Seller terminates this Agreement pursuant to Section 11.1(a)  or Section 11.1(b), then Seller shall be entitled to either of the following remedies as the sole and exclusive remedy of the Seller Group against any member of the Purchaser Group for the failure to consummate the transactions contemplated hereunder at Closing, to (A) enforce and cause the specific performance of this Agreement, or (B) terminate this Agreement and receive the entirety of the Deposit for the sole account and use of Seller as liquidated damages hereunder. Seller and Purchaser acknowledge and agree that (x) Seller’s actual damages upon the event of such a termination are difficult to ascertain with any certainty, (y) the Deposit is a fair and reasonable estimate by the Parties of such aggregate actual damages of Seller, and (z) such liquidated damages do not constitute a penalty.

(d)               In the event that (i) all conditions precedent to the obligations of Purchaser set forth in Section 8.2  (other than Section 8.2(d)) have been satisfied or waived in writing by Purchaser (or would have been satisfied except for the breach or failure of any of Purchaser’s representations, warranties or covenants hereunder), (ii) all conditions precedent to the obligations of Seller set forth in Section 8.1  (other than Section 8.1(d)) have been satisfied or waived in writing by Seller (or would have been satisfied except for the breach or failure of any of Seller’s representations, warranties, or covenants hereunder) and (iii) the Closing has not occurred solely as a result of the failure of the condition to Closing set forth in Section 8.1(d)  and Section 8.2(d)  and either Party elects to terminate this Agreement pursuant to Section 11.1(c), then, notwithstanding that Purchaser has complied with its covenants and obligations under Section 7.7, Seller shall be entitled to, as the sole and exclusive remedy of the Seller Group against any member of the Purchaser Group for the failure to consummate the transactions contemplated hereunder at Closing, retain one hundred percent (100%) of the Deposit for the sole account and use of Seller as liquidated damages hereunder (the “Break-Up Fee”). Seller and Purchaser acknowledge and agree that (x) Seller’s actual damages upon the event of such a termination are difficult to ascertain with any certainty, (y) the Break-Up Fee set forth in this Section 11.2(d)  is a fair and reasonable estimate by the Parties of such aggregate actual damages of Seller, and (z) such liquidated damages do not constitute a penalty.

(e)                In the event that this Agreement is terminated under Section 11.1  and Seller is not entitled or required to receive the Deposit under Section 11.2(c)  or Section 11.2(d), (i) Purchaser shall be entitled to receive the entirety of the Deposit for the account of Purchaser and (ii) promptly after such termination Seller shall disburse via wire transfer of immediately available funds the entirety of the Deposit to the account(s) designated in writing by Purchaser.

(f)                Each Party acknowledges that as express consideration for the Parties entering into this Agreement and such Party’s representations, warranties and covenants set forth herein, each Party covenants and agrees that solely with respect to each Parties’ rights under Section 11.2(b)(ii)(A)  and Section 11.2(c)(ii)(A), (i) the rights of each Party to consummate the transactions contemplated hereby are special, unique and of extraordinary character and that, if any Party violates or fails or refuses to perform any covenant or agreement made by it herein, the non-breaching Party may be without an adequate remedy at Law, (ii) each Party would be irreparably harmed by any breaches by the other Party of its obligations to consummate the transactions hereunder as and when required by such Party hereunder, (iii) monetary damages would not be a sufficient remedy for any violation of the terms of this Agreement with respect to each Parties’ rights under Section 11.2(b)(ii)(A)  and Section 11.2(c)(ii)(A), (iv) the other Party shall be entitled to equitable relief, including injunction (without the posting of any bond and without proof of actual damages) and specific performance, in the event of any breach of the provisions of this Agreement with respect to each Parties’ rights under Section 11.2(b)(ii)(A)  and Section 11.2(c)(ii)(A), in addition to all other remedies available at Law or in equity, including monetary damages, (v) neither Party, nor its representatives shall oppose the granting of specific performance or any such relief as a remedy with respect to each Parties’ rights under Section 11.2(b)(ii)(A)  and Section 11.2(c)(ii)(A), and (vi) each Party agrees to waive any requirement for the security or posting of any bond in connection with the remedies described in Section 11.2(b)(ii)(A)  and Section 11.2(c)(ii)(A).

Article 12
INDEMNIFICATION; LIMITATIONS

Section 12.1        Seller’s Indemnification Rights. Subject to the terms hereof, from and after the Closing Date, Purchaser shall be responsible for, shall pay, and shall indemnify, defend and hold harmless Seller, each Affiliate of Seller, and each of such Person’s respective officers, directors, employees and agents (“Seller Group”) from and against all obligations, liabilities, claims, causes of action and Damages caused by, arising out of, attributable to or resulting from:

(a)                the failure or breach of Purchaser’s covenants or agreements contained in this Agreement or in any other Transaction Document; and

(b)               any failure or breach of any representation or warranty made by Purchaser contained in Article 5  of this Agreement, the Purchaser Certificate or in any other Transaction Document;

even if any such Damages are caused in whole or in part by the negligence (whether sole, joint, active, passive, comparative or concurrent), strict liability or other legal fault of any Indemnified Person, invitees or third parties.

Section 12.2        Purchaser’s Indemnification Rights. Subject to the terms hereof, from and after the Closing Date, Seller shall be responsible for, shall pay, and shall indemnify, defend and hold harmless each of Purchaser, the Affiliates of Purchaser and each of their respective officers, directors, employees and agents (“Purchaser Group”) from and against:

(a)                all obligations, liabilities, claims, causes of action and Damages caused by, arising out of, attributable to or resulting from:

(i)                 the failure or breach of Seller’s covenants or agreements contained in this Agreement or in any other Transaction Document;

(ii)               any failure or breach of any Seller-Specific Representations; and

(b)               the Seller Share of all obligations, liabilities, claims, causes of action and Damages caused by, arising out of, attributable to or resulting from:

(i)                   any failure or breach of any Company-Specific Representations;

(ii)               the signing or execution of any Tax Return set forth in Section 10.2(a)  by any Person within the Purchaser Group; and

(iii)             any and all Seller Taxes;

even if any such Damages are caused in whole or in part by the negligence (whether sole, joint, active, passive, comparative or concurrent), strict liability or other legal fault of any Indemnified Person, invitees or third parties.

Section 12.3        Survival; Limitation on Actions.

(a)                Subject to Section 12.3(b)  and Section 12.3(c): (i) the Non-Fundamental Representations of Seller shall survive Closing and terminate on the date twelve (12) months after the Closing Date; (ii) the Fundamental Representations of Seller shall survive Closing indefinitely; provided, the Fundamental Representations of Seller set forth in Section 4.9  (including the corresponding representations and warranties given in the Seller Certificate) shall survive the Closing and terminate thirty (30) days after the expiration of the applicable statute of limitations; (iii) the covenants and agreements of Seller or Purchaser, as applicable, to be performed on or prior to Closing shall terminate as of the Closing Date; (iv) the covenants and agreements of Seller or Purchaser, as applicable, to be performed after Closing shall survive the Closing and terminate on the later to occur of (A) the date twelve (12) months after the Closing Date and (B) the date such covenant expires pursuant to its terms or is otherwise fully performed; provided, all covenants with respect to Taxes under Article 10  shall survive the Closing and terminate thirty (30) days after the expiration of the applicable statute of limitations; (v) the indemnification rights of the Purchaser Group in Section 12.2(a)(i), Section 12.2(a)(ii)  and Section 12.2(b)(i)  shall survive the Closing and terminate as of the termination date of each respective representation, warranty, covenant, or agreement of Seller that is subject to indemnification thereunder; (vi) the indemnification rights of the Purchaser Group in Section 12.2(b)(ii)  and Section 12.2(b)(iii)  shall survive Closing and terminate thirty (30) days after the expiration of the applicable statute of limitations; (vii) the Fundamental Representations of Purchaser shall survive Closing indefinitely;(viii) the Non-Fundamental Representations of Purchaser shall survive Closing and terminate on the date thirty (30) days after the expiration of the applicable statute of limitations; and (ix) the representations, warranties, covenants and agreements of Seller and Purchaser set forth in this Agreement and the other Transaction Documents shall be of no further force and effect, and neither Seller nor Purchaser shall have any obligations hereunder, after the applicable date of their expiration; provided, however, there shall be no expiration or termination of any bona fide claim validly asserted pursuant to a Claim Notice pursuant to this Agreement with respect to such a representation, warranty, covenant, or agreement prior to the expiration or termination date of the applicable survival period thereof.

(b)               As a condition to making any claims for indemnification, defense, or to be held harmless under this Article 12, Purchaser or Seller, as applicable, must deliver a Claim Notice pursuant to this Agreement prior to the expiration or termination date of the applicable survival period (if any) thereof or the date otherwise required to be delivered hereunder. All rights of each member of the Purchaser Group under Section 12.2  or the Seller Group under Section 12.1, as applicable, to indemnification or defense from Seller or Purchaser, as applicable, shall terminate and expire as of the termination date of each respective representation, warranty, covenant, or agreement of Seller or Purchaser, as applicable, for which the other Party is entitled to indemnification or defense from such Party, except in each case as to matters for which a specific written Claim Notice has been delivered to Seller or Purchaser, as applicable, on or before the earlier of such termination date or the date otherwise required to be delivered hereunder.

(c)                Subject to this Section 12.3(c)  and Section 13.11, notwithstanding anything to the contrary contained elsewhere in this Agreement, Purchaser shall not be entitled to indemnity or reimbursement: (i) under Section 12.2(a)(ii)  and Section 12.2(b)(i)  for any and all Damages relating to or arising out of any individual event, matter, or occurrence for which a Claim Notice is delivered by Purchaser and for which Seller admits (or it is otherwise finally determined) that Purchaser is entitled to indemnification or defense from Seller pursuant to Section 12.2(a)(ii)  or Section 12.2(b)(i)  with respect to the Non-Fundamental Representations of Seller unless and until the total amount of Damages that Seller would otherwise be responsible for hereunder exceeds the Individual Threshold (it being agreed that the Individual Threshold represents a threshold and not a deductible); (ii) under Section 12.2(a)(ii)  and Section 12.2(b)(i)  with respect to the Non-Fundamental Representations of Seller for any and all Damages that Seller would otherwise be responsible for hereunder that exceed the Individual Threshold and for which Claim Notices are delivered by Purchaser and for which Seller admits (or it is otherwise finally determined) that Purchaser is entitled to indemnification or defense from Seller pursuant to Section 12.2(a)(ii)  and Section 12.2(b)(i)  with respect to the Non-Fundamental Representations of Seller unless the aggregate amount of all such Damages exceeds the Indemnity Deductible (and then only to the extent such Damages exceed the Indemnity Deductible); (iii) under Section 12.2(a)  or Section 12.2(b)  for any and all Damages that Seller would otherwise be responsible for hereunder with respect to the Non-Fundamental Representations of Seller, for such aggregate Damages (after giving effect to Section 12.3(c)(i)  and Section 12.3(c)(ii)) in excess of ten percent (10%) of the Adjusted Purchase Price; (iv) subject to Section 12.3(c)(iii), for any and all Damages under this Agreement in excess of the Adjusted Purchase Price. Given that the Parties have agreed upon a threshold (as provided above) in an amount equal the Indemnity Deductible as a means of applying a materiality standard to Purchaser’s indemnification claims, pursuant to Section 12.2(a)(ii)  and Section 12.2(b)(i)  for purposes of this Article 12, the calculation of any Damages (but not the determination of any inaccuracy or breach) associated with or incurred by any Purchaser Group in connection with the inaccuracy in or breach of any representation or warranty of Seller set forth herein or in the Transaction Documents and shall be determined without regard to any materiality, Material Adverse Effect, or other similar qualification contained in or otherwise applicable to such representation or warranty; and (v) under this Article 12  or any other provision of this Agreement (other than as expressly contemplated in Section 2.4(i)) for any and all Damages of Purchaser with respect to the Released Claims.

(d)               Seller and Purchaser each acknowledge and agree that, except as expressly set forth in Article 11, (i) the payment of money, as limited by the terms of this Agreement, shall be adequate compensation for breach of any representation, warranty, covenant, or agreement contained herein or for any other claim arising in connection with or with respect to the transactions contemplated by this Agreement and (ii) Purchaser and Seller hereby waive any and all rights to rescind, reform, cancel, terminate, revoke, or void this Agreement or any of the transactions contemplated hereby; provided, however, each Party shall have the non-exclusive right to specific performance and other equitable remedies available at Law or equity (including injunctive relief) for the breach or failure of the other Party to perform its obligations hereunder required to be performed after Closing.

Section 12.4        Exclusive Remedy and Certain Limitations.

(a)                Notwithstanding anything to the contrary contained in this Agreement, other than with respect to any claims arising from Fraud of a Party, to which this Section 12.4(a)  shall not apply, from and after Closing each of Purchaser’s and Purchaser Group’s and Seller’s and Seller Group’s sole and exclusive remedy against any member of the Seller Group or the Purchaser Group, as applicable, with respect to the negotiation, performance and consummation of the transactions contemplated hereunder, any breach of the representations, warranties, covenants and agreements of any member of the Seller Group or the Purchaser Group, as applicable, contained herein, the affirmations of such representations, warranties, covenants and agreements contained in the Seller Certificate or the Purchaser Certificate, respectively, or contained in any other Transaction Document delivered hereunder by or on behalf of any member of the Seller Group or the Purchaser Group, as applicable, are (i) the rights to indemnification or defense from Seller set forth in Section 12.2  or from Purchaser as set forth in Section 12.1, each as limited by the terms of this Article 12, and (ii) the right to seek specific performance for the breach or failure of Seller or Purchaser to perform any covenants required to be performed after Closing. Except for the remedies for indemnification or defense from Seller or Purchaser, as applicable, contained in this Article 12  or elsewhere in this Agreement upon Closing, any rights or claims of the Company or Seller (or any of their Affiliates) under the Dedication Agreement (but excluding in any case any rights or claims with respect to any amounts owed or payable by any Person to any members of the Company Group with respect to any accounts receivable relating to item #3 (System Gain/Loss) on Schedule 4.5), pursuant to the Participation Rights or pursuant to any other written agreement with the Seller Group or the Purchaser Group, as applicable, and the reduction of the Unadjusted Purchase Price pursuant to Section 2.4(i)  as full and final settlement for the Released Claims, each of Purchaser and Seller waives, releases, remises and forever discharges, and shall cause each member of the Purchaser Group or Seller Group, as applicable, to waive, release, remise and forever discharge, each member of the Seller Group or Purchaser Group, as applicable, from any and all Damages, suits, legal or administrative proceedings, claims, demands, losses, costs, obligations, liabilities, interest, charges or causes of action whatsoever, in Law or in equity, known or unknown, which any member of the Purchaser Group or Seller Group, as applicable, might now or subsequently may have, based on, relating to or arising out of the negotiation, performance and consummation of this Agreement or the other Transaction Documents or the transactions contemplated hereunder or thereunder, or the condition, quality, status or nature of any Assets, including rights to contribution under CERCLA or any other Environmental Law, breaches of statutory and implied warranties, nuisance or other tort actions, rights to punitive damages, common law rights of contribution, any rights under insurance policies issued or underwritten by any member of the Purchaser Group OR THE SELLER GROUP, AS APPLICABLE, even if caused in whole or in part by the negligence (whether sole, joint, active, passive, comparative, or concurrent), strict liability or other legal fault of any released Person, invitees or third parties. No Party or Person is asserting the accuracy, completeness, or truth of any representation and warranty set forth in this Agreement; rather, the Parties have agreed that should any representation or warranty of any Party prove inaccurate, incomplete or untrue, the other Party shall have the specific rights and remedies herein specified as the exclusive remedy therefor, but that no other rights, remedies, or causes of action (whether in Law or in equity or whether in contract or in tort or otherwise) are permitted to any Party as a result of the failure, breach, inaccuracy, incompleteness, or untruthfulness of any such representation and warranty.

(b)               Any claim for indemnity under this Article 12  by any current or former Affiliate, stockholder, member, officer, director, employee, agent, lender, advisor, representative, accountant, attorney and consultant of any Party must be brought and administered by the applicable Party to this Agreement. No Indemnified Person other than Seller and Purchaser shall have any rights against Seller or Purchaser under the terms of this Article 12, except as may be exercised on its behalf by Purchaser or Seller, as applicable, pursuant to this Article 12. Seller and Purchaser may elect to exercise or not exercise indemnification rights under this Agreement on behalf of the other Indemnified Persons affiliated with it in its sole discretion and shall have no liability to any such other Indemnified Person for any action or inaction under this Section 12.4.

(c)                The amount of any Damages for which a Party or any member of the Purchaser Group or the Seller Group, as applicable, is entitled to indemnity under this Article 12  shall be reduced by the amount of insurance or other third party proceeds, recoupment, reimbursements, or claims realized by Purchaser or applicable members of the Purchaser Group (including Company and any Subsidiary) or the Seller Group, as applicable, under the relevant insurance arrangements, agreements, contracts or applicable Laws with respect to such Damages, less all costs of pursuing such claim. Each Party shall use, and shall cause its Affiliates to use, commercially reasonable efforts to pursue and prosecute any and all claims against Third Parties (including against Frontier under the terms of the Class B Purchase Agreement) for which such Party or any member of the Purchaser Group (including Company and any Subsidiary) or the Seller Group, as applicable, is entitled to indemnification or defense from the other Party under this Article 12. In the event that any set of facts or circumstances may give a Party or any member of the Purchaser Group or the Seller Group, as applicable, a claim to indemnification or defense under both this Agreement and the Class B Purchase Agreement, such Party shall be required to concurrently seek indemnification or defense under the Class B Purchase Agreement for such claim, and to exhaust all remedies thereunder in connection with such claims or right of defense. In the event that any member of the Purchaser Group or the Seller Group, as applicable, receives funds or proceeds from Frontier or any insurance carrier or any other Third Party with respect to any Damages, Purchaser or Seller, as applicable, shall, regardless of when received by such member of the Purchaser Group or the Seller Group, as applicable, promptly pay and reimburse the other Party such funds or proceeds to the extent of any funds previously paid to any member of the Purchaser Group or the Seller Group, as applicable, with respect to such Damages, less all costs of pursuing such claim; provided, in no case shall Seller be entitled to any proceeds Purchaser recovers from Frontier with respect to Damages in respect of a breach of a Company-Specific Representation.

(d)               Each Indemnified Person shall make reasonable efforts to mitigate or minimize all Damages upon and after becoming aware of any event or condition which would reasonably be expected to give rise to any Damages that are indemnifiable hereunder. If an Indemnified Person fails to so mitigate any indemnifiable Damages under the preceding sentence, the Indemnifying Party shall have no liability for the portion of such Damages that reasonably could have been avoided, reduced or mitigated had the Indemnified Person made such reasonable efforts.

(e)                The Parties shall treat, for U.S. federal and applicable state and local income Tax purposes, any amounts paid or received under this Article 12  as an adjustment to the Adjusted Purchase Price, unless otherwise required by applicable Laws.

(f)                Notwithstanding anything to the contrary contained in this Agreement, under no circumstances shall any Party be entitled to double recovery under this Agreement, and to the extent a Party is compensated for a matter through an adjustment to the Unadjusted Purchase Price or third party recovery or insurance recovery (including from Frontier under the Class B Purchase Agreement or any other agreements) actually received, such Party shall not have a separate right to indemnification hereunder for such matter.

(g)               To the extent of the indemnification obligations in this Agreement, Purchaser and Seller hereby waive for themselves and their respective successors and assigns, including any insurers, any rights to subrogation for Damages for which such Party is liable or against which such Party indemnifies any other Person under this Agreement. If required by applicable insurance policies, each Party shall obtain a waiver of such subrogation from its insurers.

Section 12.5        Indemnification Actions. All claims for indemnification under Article 12  shall be asserted and resolved as follows:

(a)                For purposes of this Article 12, the term “Indemnifying Party” when used in connection with particular Damages means (i) Seller in the event any member of the Purchaser Group is entitled to indemnity under this Agreement and (ii) Purchaser in the event any member of the Seller Group is entitled to indemnification under this Agreement. For purposes of this Article 12, the term “Indemnified Person” when used in connection with particular Damages means (i) Purchaser in the event any member of the Purchaser Group is entitled to indemnity under this Agreement and (ii) Seller in the event any member of the Seller Group is entitled to indemnification under this Agreement.

(b)               To make a claim for indemnification, defense or reimbursement under this Article 12, an Indemnified Person shall notify the Indemnifying Party of its claim, including the specific details (including supporting documentation of the alleged Damages and such Indemnified Person’s good faith estimate of the applicable claim) of and specific basis under this Agreement for its claim (the “Claim Notice”).

(c)                In the event that any claim for indemnification set forth in any Claim Notice is based upon a claim by a Third Party against the Indemnified Person (a “Third Party Claim”), the Indemnified Person shall provide its Claim Notice promptly after the Indemnified

Person has actual knowledge of the Third Party Claim and shall enclose a copy of all papers (if any) served with respect to the Third Party Claim; provided  that the failure of any Indemnified Person to give notice of any Third Party Claim as provided in this Section 12.5  shall not relieve the Indemnifying Party of its obligations under this Article 12  except to the extent such failure results in insufficient time being available to permit the Indemnifying Party to effectively defend against the Third Party Claim or otherwise prejudices the Indemnifying Party’s ability to defend against the Third Party Claim. In the event that the claim for indemnification is based upon an alleged inaccuracy or breach of a representation, warranty, covenant, or agreement, the Claim Notice shall specify the representation, warranty, covenant, or agreement that was allegedly inaccurate or breached.

(d)               In the case of a claim for indemnification based upon any Third Party Claim, the Indemnifying Party shall have thirty (30) days from its receipt of the Claim Notice to notify the Indemnified Person whether it admits or denies (i) in the case of Seller, Purchaser’s right to indemnification or defense from Seller in respect of such Third Party Claim as provided in this Article 12  or (ii) in the case of Purchaser, its obligation to defend the Indemnified Person against such Third Party Claim under this Article 12. The Indemnified Person is authorized, prior to and during such thirty (30) day period, to file any motion, answer, or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party. If the Indemnifying Party fails to notify the Indemnified Person within such thirty (30) day period regarding whether the Indemnifying Party admits or denies (i) in the case of Seller, Purchaser’s right to indemnification or defense from Seller in respect of such Third Party Claim as provided in this Article 12  or (ii) in the case of Purchaser, its obligation to defend the Indemnified Person against such Third Party Claim under this Article 12, then until such date as the Indemnifying Party admits or it is finally determined by a non-appealable judgment that such right or obligation exists, the Indemnified Person may file any motion, answer, or other pleading, settle any Third Party Claim or take any other action that the Indemnified Person deems necessary or appropriate to protect its interest, regardless of whether the Indemnifying Party is prejudiced or adversely impacted by any such actions.

(e)                If (x) Seller admits Purchaser’s right to indemnification or defense from Seller in respect of such Third Party Claim as provided in this Article 12  or (y) Purchaser admits its obligation to defend the Indemnified Person against such Third Party Claim under this Article 12, as applicable, then the applicable Indemnifying Party shall have (i) the right and obligation to diligently prosecute and control the defense of such Third Party Claim, at the sole cost and expense of Purchaser if Purchaser is the Indemnifying Party and at the sole cost and expense of Seller if Seller is the Indemnifying Party, and (ii) have full control of such defense and proceedings, including any compromise or settlement thereof, unless the compromise or settlement includes the payment of any amount by, the performance of any obligation by, or the limitation of any right or benefit of, the Indemnified Person or pertains to Taxes, in which event such settlement or compromise shall not be effective without the consent of the Indemnified Person, which shall not be unreasonably withheld or delayed. If requested by the Indemnifying Party, the Indemnified Person agrees at the cost and expense of the Indemnifying Party to cooperate in contesting any Third Party Claim which the Indemnifying Party elects to contest; provided, however, that the Indemnified Person shall not be required to bring any counterclaim or cross-complaint against any Person. The Indemnified Person may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 12.5(e)  provided that the Indemnified Person may file initial pleadings as described in the last sentence of subsection (d) above if required by court or procedural rules to do so within the thirty (30) day period in subsection (d) above. An Indemnifying Party shall not, without the written consent of the Indemnified Person, settle any Third Party Claim or consent to the entry of any judgment with respect thereto that (A) does not result in a final resolution of the Indemnified Person’s liability with respect to the Third Party Claim (including, in the case of a settlement, an unconditional written release of the Indemnified Person from all further liability in respect of such Third Party Claim), (B) may materially and adversely affect the Indemnified Person (other than as a result of money damages covered by the indemnity) or (C) pertains to Taxes.

(f)                If (x) Seller does not admit Purchaser’s right to indemnification or defense from Seller in respect of such Third Party Claim as provided in this Article 12  or admits such right but thereafter fails to diligently defend or settle the Third Party Claim or (y) Purchaser does not admit Seller’s right to indemnification or defense in respect of such Third Party Claim as provided in this Article 12  or admits its obligation but thereafter fails to diligently defend or settle the Third Party Claim, as applicable, then the Indemnified Person shall have the right, but not the obligation, to defend and control the defense against the Third Party Claim (at the sole cost and expense of the Indemnifying Party if Purchaser is the Indemnifying Party or at the sole cost and expense of Seller if Seller is the Indemnifying Party, and in either case if the Indemnified Person is entitled to indemnification hereunder), with counsel of the Indemnified Person’s choosing, subject to the right of (x) Seller as the Indemnifying Party to admit Purchaser’s right to indemnity and reimbursement right against Seller in respect of such Third Party Claim as provided in this Article 12  or (y) Purchaser as the Indemnifying Party to admit its obligation to defend the Indemnified Person against such Third Party Claim under this Article 12, as applicable, at any time prior to settlement or final determination thereof. If (x) Seller has not yet admitted Purchaser’s right to indemnity and reimbursement right against Seller in respect of such Third Party Claim as provided in this Article 12  or (y) Purchaser has not yet admitted its obligation to defend the Indemnified Person against such Third Party Claim under this Article 12, as applicable, the Indemnified Person shall send written notice to the Indemnifying Party of any proposed settlement and the Indemnifying Party shall have the option for ten (10) days following receipt of such notice to (i) (x) in the case of Seller, admit Purchaser’s right to indemnity and reimbursement right against Seller in respect of such Third Party Claim as provided in this Article 12  or (y) in the case of Purchaser, admit its obligation to defend the Indemnified Person against such Third Party Claim under this Article 12, as applicable, and (ii) if such right or obligation is so admitted, assume the defense of the Third Party Claim, including the power to reject the proposed settlement. If the Indemnified Person settles any Third Party Claim over the objection of the Indemnifying Party after the Indemnifying Party has timely admitted such right or obligation for indemnification in writing and assumed the defense of the Third Party Claim, the Indemnified Person shall be deemed to have waived any right to indemnity with respect to the Third Party Claim.

(g)               Seller agrees that, in the event Purchaser brings suit against Frontier for any claim, cause of action, or dispute arising out of or relating to the Class B Purchase Agreement, including any claim for indemnification pursuant to Article 12 of the Class B Purchase Agreement, Seller consents to jurisdiction in the same court and lawsuit and waives any objection it may have to suit on the basis of lack of personal jurisdiction, improper venue, or forum non conveniens.

(h)               In the case of a claim for indemnification not based upon a Third Party Claim (a “Direct Claim”), such Direct Claim shall be asserted by giving the Indemnifying Party reasonably prompt Claim Notice thereof prior to the expiration of the applicable survival period. Such Claim Notice by the Indemnified Person shall describe the Direct Claim in reasonable detail, shall include copies of all available material written evidence thereof, and shall indicate the estimated amount, if reasonably practicable, of Damages that have been or may be sustained by the Indemnified Person. The Indemnifying Party shall have sixty (60) days from its receipt of the Claim Notice to (i) cure the Damages complained of, (ii) (x) in the case of Seller, admit Purchaser’s right to indemnity and reimbursement right against Seller in respect of such Direct Claim as provided in this Article 12  or (y) in the case of Purchaser, admit its obligation to indemnify the Indemnified Person with respect to such Direct Claim under this Article 12, as applicable or (iii) dispute the claim for such Damages. If the Indemnifying Party does not notify the Indemnified Person within such sixty (60) day period that it has cured the Damages or that it disputes the claim for such Damages, the Indemnifying Party shall be conclusively deemed (x) in the case of Seller, to have admitted Purchaser’s right to indemnity and reimbursement right against Seller in respect of such Direct Claim as provided in this Article 12  or (y) in the case of Purchaser, to have admitted its obligation to indemnify the Indemnified Person with respect to such Direct Claim under this Article 12, as applicable.

Section 12.6        Express Negligence/Conspicuous Manner. WITH RESPECT TO THIS AGREEMENT, BOTH PARTIES AGREE THAT THE PROVISIONS SET OUT IN THIS Article 12  AND ELSEWHERE IN THIS AGREEMENT COMPLY WITH THE REQUIREMENT, KNOWN AS THE EXPRESS NEGLIGENCE RULE, TO EXPRESSLY STATE IN A CONSPICUOUS MANNER TO AFFORD FAIR AND ADEQUATE NOTICE THAT THIS AGREEMENT HAS PROVISIONS REQUIRING PURCHASER TO BE RESPONSIBLE FOR THE NEGLIGENCE (whether gross, sole, joint, active, passive, comparative or concurrent), STRICT LIABILITY, OR OTHER FAULT OF MEMBERS OF THE SELLER GROUP. PURCHASER REPRESENTS TO the SELLER group (A) THAT PURCHASER HAS CONSULTED AN ATTORNEY CONCERNING THIS AGREEMENT OR, IF IT HAS NOT CONSULTED AN ATTORNEY, THAT PURCHASER WAS PROVIDED THE OPPORTUNITY AND HAD THE ABILITY TO SO CONSULT, BUT MADE AN INFORMED DECISION NOT TO DO SO, AND (B) THAT PURCHASER FULLY UNDERSTANDS ITS OBLIGATIONS UNDER THIS AGREEMENT.

Article 13
MISCELLANEOUS

Section 13.1        Notices. Any notice, request, instruction, correspondence, or other document to be given hereunder by any Party to another Party (herein collectively called “Notice”) shall be in writing and delivered in person by courier service or U.S. mail requiring acknowledgement of receipt or mailed by certified mail, postage prepaid and return receipt requested, or by e-mail requesting the recipient to confirm receipt, as follows:

To Seller:	Concho Resources Inc. One Concho Center 600 W. Illinois Avenue Midland, Texas 79701 Attn: Jack Harper Email: JHarper@concho.com

with a copy (that shall not constitute Notice) to:	Concho Resources Inc. One Concho Center 600 W. Illinois Avenue Midland, Texas 79701 Attn: Travis L. Counts Email: TCounts@concho.com

with a copy (that shall not constitute Notice) to:	Vinson & Elkins LLP 1001 Fannin, Suite 2500 Houston, Texas 77002-6760 Attn: Bryan Edward Loocke Email: bloocke@velaw.com

To Purchaser:	Plains Pipeline, L.P. c/o Plains All American Pipeline, L.P. 333 Clay Street Suite 1600 Houston, Texas 77002 Attention: Jeremy Goebel Email: JLGoebel@paalp.com with a copy (that shall not constitute Notice) to:

Plains Pipeline, L.P.
c/o Plains All American Pipeline, L.P.
333 Clay Street
Suite 1600
Houston, Texas 77002
Attention: Richard McGee
Email: RKMcGee@paalp.com

and

Norton Rose Fulbright US LLP

1301 McKinney, Suite 5100

Houston, Texas 77010

Attn: George E. Crady

Email: ned.crady@nortonrosefulbright.com

Notice shall be effective upon actual receipt. Any Party may change any address to which Notice is to be given to it by giving Notice as provided above of such change of address.

Section 13.2        Governing Law. This Agreement and the documents delivered pursuant hereto and the legal relations between the Parties shall be governed by, construed and enforced in accordance with the Laws of the State of Texas, without regard to principles of conflicts of Laws that would direct the application of the Laws of another jurisdiction.

Section 13.3        Venue and Waiver of Jury Trial.

(a)                Except as to any dispute, controversy, matters, or claim arising out of or in relation to or in connection with the calculation or determination of the Purchase Price pursuant to Section 2.4, Section 2.5  or Section 2.6  (which shall be resolved exclusively in accordance with Section 2.5(b)), any dispute, controversy, matter, or claim between the Parties (each, subject to such exceptions, a “Dispute”), that cannot be resolved among the Parties, will be instituted exclusively in the courts of the State of Texas in and for Midland County, Texas or the United States District Court located in Midland, Texas and each Party hereby irrevocably consents to the exclusive jurisdiction in connection with any Dispute, litigation, or proceeding arising out of this Agreement or any of the transactions contemplated thereby. All Disputes between the Parties to this Agreement and the transactions contemplated hereby shall have exclusive jurisdiction and venue only in the courts of the State of Texas in and for Midland County, Texas or the United States District Court located in Midland, Texas. Each Party waives any objection which it may have pertaining to improper venue or forum non-conveniens to the conduct of any litigation or proceeding in the foregoing courts. Each Party agrees that any and all process directed to it in any such proceeding or litigation may be served upon it outside of the State of Texas in and for Midland County, Texas or the United States District Court located in Midland, Texas with the same force and effect as if such service had been made within the State of Texas in and for Midland County, Texas or the United States District Court located in Midland, Texas.

(b)               EACH OF THE PARTIES HEREBY VOLUNTARILY AND IRREVOCABLY WAIVES TRIAL BY JURY IN ANY LITIGATION, ACTION, OR OTHER PROCEEDING BROUGHT IN CONNECTION WITH THIS AGREEMENT.

(c)                The Parties agree that a dispute under this Agreement may raise issues that are common with one or more of the other Transaction Documents, under the Class B Purchase Agreement or documents executed or delivered thereunder or which are substantially the same or interdependent and interrelated or connected with issues raised in a related dispute, controversy, or claim between or among the Parties, Frontier or any of their respective Affiliates. Accordingly, any Party to a new Dispute under this Agreement or under the Class B Purchase Agreement may elect in writing within thirty (30) days after the filing or service of a new Dispute, or the amendment of a complaint, third-party complaint, answer and/or counterclaim to refer such Dispute for resolution by the applicable court together with any existing Dispute arising under this Agreement, other Transaction Documents or other documents executed by the Parties in connection herewith, under the Class B Purchase Agreement or documents executed or delivered thereunder, or which are substantially the same or interdependent and interrelated or connected. Nothing in this provision shall be construed to heighten or modify the standard of permissible and/or mandatory joinder or other third party practice under any applicable rules of procedure, statute, or practice.

Section 13.4        Headings and Construction. The headings and captions herein are inserted for convenience of reference only and are not intended to govern, limit, or aid in the construction of any term or provision hereof. The rights and obligations of each Party shall be determined pursuant to this Agreement. Seller and Purchaser have each had the opportunity to exercise business discretion in relation to the negotiation of the details and terms of the transaction contemplated hereby. This Agreement is the result of arm’s length negotiations from equal bargaining positions. It is the intention of the Parties that every covenant, term and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Party (notwithstanding any rule of Law requiring an agreement to be strictly construed against the drafting Party) and no consideration shall be given or presumption made, on the basis of who drafted this Agreement or any particular provision thereof, it being understood that the Parties to this Agreement are sophisticated and have had adequate opportunity and means to exercise business discretion in relation to the negotiation of the details of the transaction contemplated hereby and retain counsel to represent their interests and to otherwise negotiate the provisions of this Agreement.

Section 13.5        Waivers. Any failure by any Party to comply with any of its obligations, agreements, or conditions herein contained may be waived by the Party to whom such compliance is owed by the application of the express terms hereof by an instrument signed by the Party to whom compliance is owed and expressly identified as a waiver, but not in any other manner. No course of dealing on the part of any Party or its respective officers, employees, agents, or representatives and no failure by any Party to exercise any of its rights under this Agreement shall, in each case, operate as a waiver thereof or affect in any way the right of such Party at a later time to enforce the performance of such provision. Except as otherwise expressly provided herein, no waiver of, or consent to a change in or modification of, any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in or modification of, other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided herein. The rights of each Party under this Agreement shall be cumulative and the exercise or partial exercise of any such right shall not preclude the exercise by such Party of any other right.

Section 13.6        Severability. It is the intent of the Parties that the provisions contained in this Agreement shall be severable and should any terms or provisions, in whole or in part, be held invalid, illegal, or incapable of being enforced as a matter of Law, such holding shall not affect the other portions of this Agreement, and such portions that are not invalid shall be given effect without the invalid portion. Upon such determination that any term or provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 13.7        Assignment. No Party shall assign or otherwise transfer all or any part of this Agreement, nor shall any Party delegate any of its rights or duties hereunder, without the prior written consent of the other Party and any transfer or delegation made without such consent shall be null and void; provided, however, that (a) in the event of a Person succeeding to all or substantially all of the assets of Seller (whether by merger, consolidation, sale of assets or otherwise in a manner permitted by this Agreement), assignment or transfer of all or any part of this Agreement shall not require the prior written consent of Purchaser or (b) Purchaser’s assignment or transfer of all, but not less than all, of this Agreement to a wholly owned subsidiary that has executed and delivered to Purchaser and Seller a ratification and joinder of this Agreement that is reasonably acceptable to Seller shall not require the prior written consent of Seller (provided, however, such assignment shall not relieve or release Purchaser from the performance of Purchaser’s or its permitted assigns duties or obligations hereunder and each of Purchaser and such permitted assigns shall be fully and jointly and severally liable to Seller for the performance of all such duties and obligations of Purchaser hereunder). Unless expressly agreed to in writing by the Parties, no permitted assignment of any Party’s rights or duties shall relieve or release the assigning Party from the performance of such Party’s rights or obligations hereunder and such assigning Party shall be fully liable to the other Party for the performance of all such rights and duties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors and assigns.

Section 13.8        Entire Agreement. This Agreement and the other Transaction Documents constitute the entire agreement between the Parties pertaining to the subject matter hereof, and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof. IN THE EVENT OF A CONFLICT BETWEEN THE TERMS AND PROVISIONS OF THIS AGREEMENT AND THE TERMS AND PROVISIONS OF ANY SCHEDULE OR EXHIBIT HERETO, THE TERMS AND PROVISIONS OF THIS AGREEMENT SHALL GOVERN AND CONTROL; PROVIDED, HOWEVER THAT THE INCLUSION IN ANY OF THE SCHEDULES AND EXHIBITS HERETO OF TERMS AND PROVISIONS NOT ADDRESSED IN THIS AGREEMENT SHALL NOT BE DEEMED A CONFLICT, AND ALL SUCH ADDITIONAL PROVISIONS SHALL BE GIVEN FULL FORCE AND EFFECT, SUBJECT TO THE PROVISIONS OF THIS Section 13.8.

Section 13.9        Amendment. This Agreement may be amended or modified only by an agreement in writing signed by Seller and Purchaser and expressly identified as an amendment or modification.

Section 13.10    No Third-Person Beneficiaries. Nothing in this Agreement shall entitle any Person other than Purchaser and Seller to any claim, cause of action, remedy, or right of any kind, except the rights expressly provided to the Persons described in Section 7.1, Section 7.8,  and Article 12, in each case, only to the extent such rights are exercised or pursued, if at all, by Seller or Purchaser acting on behalf of such Person (which rights may be exercised in the sole discretion of the applicable Party hereunder). Notwithstanding the foregoing: (a) the Parties reserve the right to amend, modify, terminate, supplement, or waive any provision of this Agreement or this entire Agreement without the consent or approval of any other Person (including any Indemnified Person) and (b) no Party hereunder shall have any direct liability to any permitted Third Party beneficiary, nor shall any permitted Third Party beneficiary have any right to exercise any rights hereunder for such Third Party beneficiary’s benefit except to the extent such rights are brought, exercised and administered by a Party hereto in accordance with Section 12.4(b).

Section 13.11    Limitation on Damages.  Except as set forth on Schedule 13.11, but notwithstanding anything else to the contrary contained in this Agreement, no Person shall be entitled to lost profits or loss of business opportunity, consequential Damages, indirect, special, or punitive damages in connection with this Agreement and the transactions contemplated hereby and each of Purchaser and Seller, for itself and on behalf of their respective members of the Purchaser Group and Seller Group, respectively, hereby expressly waives any right to lost profits, loss of business opportunity, consequential Damages, indirect, special, or punitive damages in connection with this Agreement and the transactions contemplated hereby; provided, however, that Seller and Purchaser agree that such limitation and waiver shall not apply to any such Damages suffered by any Third Party for which responsibility is allocated among the Parties under the terms hereof.

Section 13.12    Deceptive Trade Practices Act. Purchaser certifies that it is not a “consumer” within the meaning of the Texas Deceptive Trade Practices Consumer Protection Act, Subchapter E of Chapter 17, Sections 17.41, et seq., of the Texas Business and Commerce Code, (as amended, the “DTPA”). Purchaser covenants, for itself and for and on behalf of any successor or assignee, that if the DTPA is applicable to this Agreement, (a) Purchaser is a “business consumer” as that term is defined in the DTPA, (b) AFTER CONSULTATION WITH ATTORNEYS OF PURCHASER’S OWN SELECTION, PURCHASER HEREBY VOLUNTARILY WAIVES AND RELEASES ALL OF PURCHASER’S RIGHTS AND REMEDIES UNDER THE DTPA AS APPLICABLE TO SELLER AND SELLER’S SUCCESSORS AND ASSIGNS, AND (c) PURCHASER SHALL DEFEND AND INDEMNIFY THE SELLER GROUP FROM AND AGAINST ANY AND ALL CLAIMS OF OR BY ANY MEMBER OF THE PURCHASER GROUP OR ANY OF THEIR SUCCESSORS AND ASSIGNS OR ANY OF ITS OR THEIR AFFILIATES BASED IN WHOLE OR IN PART ON THE DTPA ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT.

Section 13.13    Time of the Essence; Calculation of Time. Time is of the essence in this Agreement. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date that is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day that is a Business Day.

Section 13.14    Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile, .pdf or other electronic transmission of copies of signatures shall constitute original signatures for all purposes of this Agreement and any enforcement hereof.

[Remainder of Page Intentionally Left Blank. Signature Pages Follow.]

IN WITNESS WHEREOF, this Agreement has been executed by each of the Parties effective as of the Execution Date.

SELLER:

COG OPERATING LLC

Name:  /s/ Jack Harper________________________
By:      Jack Harper
Title:    Executive Vice President and Chief

             Financial Officer

Signature Page to Securities Purchase Agreement

PURCHASER:

PLAINS PIPELINE, L.P.

By: Plains GP LLC, its general partner

Name:  /s/ Willie Chiang______________________
By:      Willie Chiang
Title:    Executive Vice President and COO (US)

Signature Page to Securities Purchase Agreement

EXHIBITS

Exhibit A                    Gathering System Description

Exhibit A-1                 Gathering System Map

Exhibit A-2                 Gathering System Delivery Points

Exhibit B                     Form of Assignment of Subject Securities

Exhibit C                     Form of Affidavit of Non-Foreign Status

Exhibit D                    Form of Dedication Agreement Amendment

Exhibit E                     Form of Termination and Partial Release

Exhibit F                     Form of Limited Guarantee

Exhibits

SCHEDULES

Neither these Schedules nor any disclosure made in or by virtue of them constitutes or implies any representation, warranty, or covenant by Seller not expressly set out in the Agreement, and neither these Schedules nor any such disclosure has the effect of, or may be construed as, adding to, broadening, deleting from, or revising the scope of any of the representations, warranties, or covenants of Seller in the Agreement. Any item or matter disclosed or listed on any particular Schedule, other than Schedule 7.15, is deemed to be disclosed or listed on any other Schedules to the extent it is reasonably apparent on its face that such item relates or is applicable to, or is properly disclosed under, such other Schedule or the section of the Agreement to which such other Schedule corresponds, notwithstanding the fact that the Schedules are arranged to correspond to the sections of the Agreement, that a particular section of the Agreement makes reference to a particular Schedule, or that a particular representation, warranty, or covenant in the Agreement may not make reference to a Schedule. Matters reflected in these Schedules are not necessarily limited to matters required by the Agreement to be reflected in these Schedules. The fact that any item of information is contained herein is not an admission of liability under any applicable Law, and does not mean that such information is required to be disclosed in or by the Agreement, or that such information is material, but rather is intended only to qualify the representations, warranties and covenants in the Agreement and to set forth other information required by the Agreement. Except to the extent the Agreement specifically contemplates disclosing items on a Schedule that are material (or other words or phrases to that effect) or that meet a certain dollar threshold, neither the specification of any dollar amount in any representation, warranty, or covenant contained in the Agreement nor the inclusion of any specific item in these Schedules is intended to imply that such amount, or a higher or lower amount, or the item so included, or any other item, is or is not material, except as aforesaid, and no Person shall use the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between or among the parties to the Agreement as to whether any obligation, item or matter not described herein or included in these Schedules is or is not material for purposes of the Agreement. The information set forth on the Schedules shall not be used as a basis for interpreting the terms “material”, “materially”, “materiality”, “Material Adverse Effect”, or any similar qualification in the Agreement. Neither the specification of any item or matter in any representation, warranty, or covenant contained in the Agreement nor the inclusion of any specific item in these Schedules is intended to imply that such item or matter, or another item or matter, is or is not in the ordinary course of business, and no Person shall use the setting forth or the inclusion of any such item or matter in any dispute or controversy between or among the parties to the Agreement as to whether any obligation, item or matter described or not described herein or included or not included in these Schedules is or is not in the ordinary course of business for purposes of the Agreement. Notwithstanding anything herein or in the Agreement to the contrary, no disclosure set forth in Schedule 7.15 shall be deemed to apply or be disclosed other than with respect to the covenant set forth in Section 7.15.

Headings and references to the VDR have been inserted in these Schedules for reference only and do not amend or supplement the descriptions of the disclosed items set forth in the Agreement. Where a reference is made to a section or exhibit, such reference shall be to a section of or exhibit to the Agreement unless otherwise indicated. Whenever the words “include,” “includes,” or “including” are used in these Schedules, they shall be deemed to be followed by

Disclosure Schedules

the words “without limitation,” whether or not they are in fact followed by those words or words of like import.

Disclosure Schedules